Exhibit 10.1

CREDIT AGREEMENT

Dated as of July 17, 2012

among

PROTECTIVE LIFE CORPORATION, PROTECTIVE

LIFE INSURANCE COMPANY, as Borrowers

THE SEVERAL LENDERS FROM TIME

TO TIME PARTY HERETO

and

REGIONS BANK,
as Administrative Agent and Swingline Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agent,

REGIONS CAPITAL MARKETS,
a Division of Regions Bank, as Joint Lead Arranger and Sole Bookrunner,

WELLS FARGO SECURITIES, LLC,
as Joint Lead Arranger,

BARCLAYS BANK PLC, COMPASS BANK

and U.S. BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

BANK OF AMERICA, N.A., FIFTH THIRD BANK

and PNC BANK, NATIONAL ASSOCIATION,

as Senior Managing Agents

i

2.5.1	Lenders’ Evidence of Debt	38
2.5.2	Notes	39
2.6.	Scheduled Principal Payments	39
2.6.1	Revolving Loans	39
2.6.2	Swingline Loans	39
2.7.	Interest on Loans	39
2.7.1	Interest Rate	39
2.7.2	Determination of Interest Rate	39
2.7.3	Failure to Specify Rate	40
2.7.4	Calculation of Interest	40
2.7.5	Interest Payable in Arrears	40
2.7.6	Interest Due Issuing Banks	40
2.7.7	Interest Distributed by Issuing Banks	41
2.8.	Conversion/Continuation	41
2.8.1	Options to Convert/Continue	41
2.8.2	Conversion/Continuation Notice	41
2.9.	Default Rate of Interest	42
2.9.1	Principal Due	42
2.9.2	Other Amounts Due	42
2.9.3	Bankruptcy Defaults	42
2.9.4	Other Defaults	42
2.9.5	Past Due Amounts	42
2.9.6	No Permitted Alternative	42
2.10.	Fees	42
2.10.1	Facility Fee	42
2.10.2	Letter of Credit Fees	43
2.10.3	Fronting Fee and Other Fees Payable to an Issuing Bank	43
2.10.4	Other Fees	44
2.11.	Prepayments/Commitment Reductions	44
2.11.1	Voluntary Prepayments	44
2.11.2	Voluntary Commitment Reductions	45
2.11.3	Mandatory Prepayments	45
2.12.	Application of Prepayments	45
2.12.1	Voluntary Prepayments	45
2.12.2	Mandatory Prepayments	46
2.12.3	Payment to Lenders	46
2.13.	General Provisions Regarding Payments	46

2.13.1	Auto Debit	46
2.13.2	Time for Payments	46
2.13.3	Payments Applied to Interest First	46
2.13.4	Distributions to Lenders	46
2.13.5	Affected Lender’s Payments	47
2.13.6	Payment Date Not on Business Day	47
2.13.7	Non-conforming Payments	47
2.14.	Sharing of Payments by Lenders	47
2.15.	Cash Collateral	48
2.15.1	Grant of Security Interest	48
2.15.2	Application	49
2.15.3	Termination of Requirement	49
2.16.	Defaulting Lenders	49
2.16.1	Defaulting Lender Adjustments	49
2.16.2	Defaulting Lender Cure	51
2.16.3	New Letters of Credit	52
2.16.4	Qualified Counterparties	52
2.17.	Making or Maintaining LIBOR Loans	52
2.17.1	Inability to Determine Applicable Interest Rate	52
2.17.2	Illegality or Impracticability of LIBOR Loans	52
2.17.3	Compensation for Breakage or Non Commencement of Interest Periods	53
2.17.4	Booking of LIBOR Loans	53
2.17.5	Assumptions Concerning Funding of Adjusted LIBOR Rate Loans	54
2.17.6	Certificates for Reimbursement	54
2.17.7	Delay in Requests	54
2.18.	Increased Costs	54
2.18.1	Increased Costs Generally	54
2.18.2	Capital Requirements	55
2.18.3	Certificates for Reimbursement	55
2.18.4	Delay in Requests	55
2.19.	Taxes	56
2.19.1	Issuing Bank	56
2.19.2	Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes	56
2.19.3	Payment of Other Taxes by the Borrowers	56
2.19.4	Tax Indemnification	56
2.19.5	Evidence of Payments	57

2.19.6	Status of Lenders; Tax Documentation	57
2.19.7	Treatment of Certain Refunds	59
2.19.8	Survival	60

2.20.	Mitigation Obligations; Designation of a Different Lending Office	60
2.20.1	Designation of a Different Lending Office	60
2.20.2	Replacement of Lenders	60
2.21.	Maximum PLICO Liability Amount	61
ARTICLE III CONDITIONS PRECEDENT		62
3.1.	Initial Advance	62
3.1.1	Credit Documents	62
3.1.2	Charter Documents	62
3.1.3	Organizational Documents Certificate	62
3.1.4	Certificates of Good Standing	62
3.1.5	Foreign Qualification	62
3.1.6	Closing Certificate	62
3.1.7	UCC Searches	63
3.1.8	Funding of Fees/Expenses	63
3.1.9	Financial Information	63
3.1.10	No Default	63
3.1.11	Opinion	63
3.1.12	Compliance Certificate	63
3.1.13	Funding Notice; Funds Disbursement Instructions	63
3.1.14	Termination of Existing Credit Agreement	63
3.1.15	Other Documents	63
3.2.	Each Credit Extension	63
3.2.1	No Default	64
3.2.2	Warranties	64
3.2.3	Covenants	64
3.2.4	Funding Notice	64
ARTICLE IV REPRESENTATIONS AND WARRANTIES		64
4.1.	Corporate Existence and Standing	64
4.2.	Authorization and Validity	64
4.3.	No Conflict; Government Consent	65
4.4.	Financial Statements	65
4.5.	Material Adverse Change	65

4.6.	Taxes	65
4.7.	Litigation and Guaranteed Obligations	66
4.8.	List of Significant Subsidiaries	66
4.9.	ERISA	66
4.10.	Accuracy of Information	66
4.11.	Regulation U	66
4.12.	Material Agreements	66
4.13.	Compliance With Laws	66
4.14.	Investment Company Act	67
4.15.	Solvency	67
4.16.	Insurance Licenses	67
4.17.	Ownership of Properties	67
4.18.	Anti-Terrorism Laws	67
4.19.	Default	68
ARTICLE V COVENANTS		68
5.1.	Financial Reporting	68
5.2.	Use of Proceeds	70
5.3.	Notice of Default	70
5.4.	Conduct of Business	71
5.5.	Taxes	71
5.6.	Insurance	71
5.7.	Compliance with Laws	71
5.8.	Maintenance of Properties	71
5.9.	Inspection	72
5.10.	Merger, Consolidation and Sale of Assets	72
5.11.	Liens	72
5.12.	Adjusted Consolidated Net Worth	72
5.13.	Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization	73
5.14.	Total Adjusted Capital of PLICO	73
5.15.	Ratio of Unconsolidated Cash Inflow Available for Interest Expense to Adjusted Consolidated Interest Expense	73
5.16.	Affiliates	73
5.17.	Compliance with ERISA	73
5.18.	Payment of Obligations	73
5.19.	Further Assurances	74
5.20.	Amendments to Organizational Agreements	74
5.21.	Changes in Accounting Policies or Reporting Practices	74

v

ARTICLE VI DEFAULTS		74
6.1.	Representations and Warranties	74
6.2.	Payments	74
6.3.	Specific Covenants	74
6.4.	Other Covenants	74
6.5.	Default on Other Indebtedness and Additional Amounts	75
6.6.	Voluntary Petitions	75
6.7.	Involuntary Bankruptcy or Receivership Proceedings	75
6.8.	Condemnation	75
6.9.	Undischarged Judgments	76
6.10.	ERISA	76
6.11.	Distribution Limitations	76
6.12.	Environmental Investigation	76
6.13.	Change in Control	76
6.14.	Licenses	76
6.15.	Tax Lien	76
6.16.	Enforceability Contest	76
ARTICLE VII REMEDIES		77
7.1.	Remedies	77
7.2.	Application of Funds	77
7.3.	Setoff	78
ARTICLE VIII AGENCY		78
8.1.	Appointment and Authority	78
8.2.	Rights as a Lender	79
8.3.	Exculpatory Provisions	79
8.3.1	No Fiduciary Duties	79
8.3.2	No Liability	79
8.3.3	No Responsibility	80
8.4.	Reliance by Administrative Agent	80
8.5.	Delegation of Duties	80
8.6.	Resignation of Administrative Agent	81
8.6.1	Resignation	81
8.6.2	Removal	81
8.6.3	Successor	81
8.7.	Non-Reliance on Administrative Agent and Other Lenders	82
8.8.	No Other Duties, etc.	82

8.9.	Administrative Agent May File Proofs of Claim	82
ARTICLE IX BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION		83
9.1.	Successors and Assigns Generally	83
9.2.	Assignments By Lenders	83
9.2.1	Minimum Amounts	83
9.2.2	Proportionate Amounts	84
9.2.3	Required Consents	84
9.2.4	Assignment and Assumption	84
9.2.5	No Assignment to Borrowers, Affiliates or Subsidiaries	84
9.2.6	No Assignment to Natural Persons	84
9.2.7	Certain Additional Payments	85
9.3.	Register	85
9.4.	Participations	86
9.4.1	Participants	86
9.4.2	Entitled to Certain Benefits	86
9.4.3	No Greater Payment	86
9.4.4	Participant Register	86
9.4.5	Withholding	87
9.5.	Disclosure of Confidential Information	87
9.6.	Certain Pledges	87
ARTICLE X GENERAL PROVISIONS		87
10.1.	Notices	87
10.1.1	Notices Generally	87
10.1.2	Electronic Communications	88
10.1.3	Change of Address, Etc.	88
10.1.4	Platform	89
10.2.	Renewal, Extension, or Rearrangement	89
10.3.	Amendments and Waivers	89
10.3.1	Required Lenders’ Consent	89
10.3.2	Affected Lenders’ Consent	90
10.3.3	Other Consents	91
10.3.4	Execution of Amendments, etc.	91
10.4.	Counterparts; Integration; Effectiveness	91
10.5.	Electronic Execution of Assignments and Other Documents	92
10.6.	Consent to Jurisdiction	92
10.7.	No Advisory or Fiduciary Relationship	92

10.8.	Marshalling; Payments Set Aside	93
10.9.	Obligations Several; Independent Nature of Lenders’ Rights	93
10.10.	Independence of Covenants	93
10.11.	Resignation As Swingline Lender After Assignment	93
10.12.	Standard of Care: Limitation of Damages	94
10.13.	Incorporation of Schedules	94
10.14.	Indulgence Not Waiver	94
10.15.	Cumulative Remedies	94
10.16.	Survival of Representations, Warranties and Agreements	94
10.17.	Usury Savings Clause	94
10.18.	Entire Agreement	95
10.19.	Severability	95
10.20.	Time of Essence	95
10.21.	Applicable Law	95
10.22.	Captions Not Controlling	96
10.23.	WAIVER OF JURY TRIAL	96
10.24.	Waiver of Venue	96
10.25.	Termination	96
10.26.	Expenses; Indemnity	97
10.26.1	Costs and Expenses	97
10.26.2	Indemnification by Borrowers	98
10.26.3	Reimbursement by Lenders	98
10.26.4	Payments	98
10.26.5	Survival	98
10.27.	Set Off	99
10.28.	Treatment of Certain Information	99
10.28.1	Confidentiality	99
10.28.2	Information	100
10.29.	US PATRIOT Act	100

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of July 17, 2012 (“this Agreement”) is entered into by and among PROTECTIVE LIFE CORPORATION, a Delaware corporation (“PLC”), PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation (“PLICO”; PLC and PLICO are together referred to as the “Borrowers”), REGIONS BANK, an Alabama banking corporation (“Regions”), and the various lenders identified on the signature pages hereto (collectively, with all other persons that may from time to time hereafter become Lenders hereunder by execution of an Assignment and Acceptance, the “Lenders”), and REGIONS BANK, in its capacity, as the Administrative Agent for the Lenders (the “Administrative Agent”).

RECITALS

WHEREAS, the Borrowers have requested the Lenders to extend a $750,000,000 credit facility to the Borrowers the proceeds of which are to be used by the Borrowers for refinancing certain indebtedness and for lawful corporate purposes, including working capital, capital expenditures and payment of certain costs, fees and expenses related hereto; and

WHEREAS, the Lenders are willing to make the credit facility available to the Borrowers only if, among other things, the Borrowers enter into this Agreement and the other Credit Documents (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1.                                               Terms Defined in this Agreement.  As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

“Adjusted Consolidated Indebtedness” means (i) Consolidated Indebtedness, less (ii) Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products.

“Adjusted Consolidated Interest Expense” means, for any period of calculation, (i) Consolidated Interest Expense, less (ii) interest on Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products.

“Adjusted Consolidated Net Worth” means at any date of determination, Consolidated Net Worth excluding all unrealized net losses and gains on assets held for sale pursuant to FASB ASC 320 and other accumulated comprehensive income pursuant to FASB ASC 220 or subsequent accounting pronouncements having substantially similar impact as these provisions, to the extent such unrealized net losses and gains have been taken into account in determining Consolidated Net Worth.

“Adjusted LIBOR Rate” means, for any Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (i) (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined two Business Days prior to the commencement of such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined two Business Days prior to the commencement of such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on such day, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adjusted LIBOR Rate Loan” means Loans bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means Regions Bank in its capacity as agent for the Lenders pursuant to Article VIII of this Agreement, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article VIII hereof.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Lender” has the meaning set forth in Section 2.17.2.

“Affected Loans” has the meaning set forth in Section 2.17.2.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is Seven Hundred Fifty Million Dollars ($750,000,000).

“Agreement” means this Credit Agreement (including all schedules and exhibits hereto), as it may be further amended or modified and in effect from time to time.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with the insurance commissioner (or similar authority) of its jurisdiction of incorporation, which statement shall be in the form required by such Insurance Subsidiary’s jurisdiction of incorporation or, if no specific form is so required, in the form of financial statements recommended by the NAIC to be used for filing annual statutory financial statements and shall contain the type of information recommended by the NAIC to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Terrorism Law” means any Requirement of Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56) (“USA PATRIOT Act”), The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the “Bank Secrecy Act”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means the rates per annum set forth opposite the appropriate test in the pricing grid below:

Applicable Rating of PLC	Base Rate Loans in Basis Points	Adjusted LIBOR Rate Loans and Letter of Credit Fee in Basis Points	Facility Fee Rate in Basis Points

Greater than or equal to A or A2	0.0 bps	87.5 bps	12.5 bps

Greater than or equal to A- or A3	10.0 bps	110.0 bps	15.0 bps

Greater than or equal to BBB+ or Baa1	20.0 bps	120.0 bps	17.5 bps

Applicable Rating of PLC	Base Rate Loans in Basis Points	Adjusted LIBOR Rate Loans and Letter of Credit Fee in Basis Points	Facility Fee Rate in Basis Points
Greater than or equal to BBB or Baa2	40.0 bps	140.0 bps	22.5 bps

Less than BBB and Baa2 or no Applicable Rating	57.5 bps	157.5 bps	30.0 bps

Upon any change in the Applicable Rating, the Applicable Margin shall be adjusted effective upon the date of any such change in the Applicable Rating.  As of the date of this Agreement, PLC is currently rated A- by S&P and Baa2 by Moody’s and the Applicable LIBOR Rate Margin is therefore 120 basis points and the Applicable Facility Fee Rate is therefore 17.5 basis points.

“Applicable Moody’s Rating” means the long-term senior, unsecured, non-credit enhanced, monitored credit rating of PLC that is published by Moody’s.

“Applicable Rating” means the Applicable S&P Rating or the Applicable Moody’s Rating; provided that, if PLC has an Applicable S&P Rating and an Applicable Moody’s Rating, the Applicable Rating shall be the higher of the two, unless the two are separated by more than one level, in which case the Applicable Rating shall be that at the level immediately below the higher of the two levels.

“Applicable Reserve Requirement” means, at any time, for any Adjusted LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board, as in effect from time to time) under regulations issued from time to time by the Board or other applicable banking regulator.  Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans.  An Adjusted LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements.  The rate of interest on Adjusted LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Applicable S&P Rating” means the long-term senior, unsecured, non-credit enhanced, monitored credit rating of PLC that is published by S&P.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Article” means an article of this Agreement.

“Assignment and Assumption” means the assignment and assumption agreement entered into by a Lender and an Eligible Assignee with all required consents and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the President, Chief Financial Officer, Chief Accounting Officer or any Vice President of the Borrowers, acting singly.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of one percent (0.5%) and (iii) the LIBOR Index Rate in effect on such day plus one percent (1.0%).  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Blocked Person” means any Person that (a) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Board” means the Board of Governors of the US Federal Reserve System (or any successor thereto).

“Borrowers” means collectively, PLC and PLICO, and their successors and assigns.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Alabama or North Carolina or is a day on which banking institutions located in such states are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any Adjusted LIBOR Rate Loans (and in the case of determinations, the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in subsection (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of any Issuing Bank, the Swingline Lender or the Lenders, as applicable, as collateral for Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of the Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, any Issuing Bank and/or the Swingline Lender, as applicable, shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Bank and/or the Swingline Lender, as applicable.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Bank” means any Person that is a Lender or any Affiliate of a Lender at the time it provides any Cash Management Services, or that is a Lender or an Affiliate of Lender at any time after it has provided any Cash Management Services.

“Cash Management Obligations” means obligations owed by any Borrower to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Borrower by a Cash Management Bank: (a) ACH transactions and (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 35% or more of the outstanding shares of voting stock of PLC.

“Change in Law” means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means July 17, 2012.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment.

“Communications” means any notice, demand, communication, document or other material that any Borrower delivers to the Administrative Agent in connection with any Credit Document or the transactions contemplated thereby which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to Section 10.1, including the Platform.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capitalization” means, at any date of determination, the sum of (i) Adjusted Consolidated Net Worth as at such date plus (ii) Adjusted Consolidated Indebtedness as at such time.

“Consolidated Indebtedness” means the Indebtedness of PLC and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period of calculation, interest expense on Indebtedness, whether paid or accrued, of PLC and its Subsidiaries calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income of PLC and the Subsidiaries for such period, as shown on the consolidated financial statements of PLC and the Subsidiaries delivered in accordance with Section 5.1.

“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common shareholders’ equity of PLC and its Subsidiaries, determined as at such date in accordance with GAAP.

“Consolidated Subsidiary” means, a Subsidiary, the accounts of which are customarily consolidated with those of PLC for the purpose of reporting to stockholders of PLC or, in the case of a recently acquired Subsidiary, the accounts of which would, in accordance with PLC’s regular practice, be so consolidated for that purpose.

“Consolidated Total Assets” means, at any time, the total assets of PLC and its Consolidated Subsidiaries, determined on a consolidated basis, as set forth or reflected on the most recent consolidated balance sheet of PLC and its Consolidated Subsidiaries, prepared in accordance with GAAP.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit C.

“Credit Date” means the date of a Credit Extension.

“Credit Documents” means, collectively, each writing delivered at any time by the Borrowers to the Lenders or the Administrative Agent relating to the Loans, the Swingline Loans or the Letters of Credit to evidence or secure any of the Obligations.

“Credit Extension” means the making of a Loan or the issuing, increase, extension, amendment or renewal of a Letter of Credit.

“Credit for Reinsurance Letter of Credit” has the meaning set forth in Section 2.3.1.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Default” means an event described in Article VI.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16.2, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent or any Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16.2) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, the Swingline Lender and each Lender.

“Dollars” or “$” means dollars of the United States of America.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.2 subject to any consents and representations as may be required therein.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any Person that is a member of PLC’s controlled group, or under common control with PLC, within the meaning of Section 414 of the Code.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code), the failure to make by its due date any minimum required contribution or any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal from any Pension Plan with two (2) or more contributing sponsors or the termination of any such Pension Plan, in either case resulting in material liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA, each case reasonably likely to result in material liability; (vii) the withdrawal of any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal is reasonably likely to result in material liability, or the receipt by any Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it is in “critical” or “endangered” status within the meaning of Section 103(f)(2)(G) or ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, if such reorganization, insolvency or termination is reasonably likely to result in material liability; (viii) the imposition of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Pension Plan if such fines, penalties, taxes or related charges are reasonably likely to result in material liability; (ix) the assertion of a material claim (other than routine claims for benefits and funding obligations in the ordinary course) against any Pension Plan other than a Multiemployer Plan or the assets thereof, or against any Person in connection with any Pension Plan such Person sponsors or maintains reasonably likely to result in material liability; (x) receipt from the Internal Revenue Service of a final written determination of the failure of any Pension Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) or 4068 of ERISA or any violation of Section 436 of the Internal Revenue Code or Section 206(g) of ERISA.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on, determined by reference to, or measured by, net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.20.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19.6 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement among the Borrowers, the lenders thereto and the Administrative Agent dated April 16, 2008, as amended.

“Facility Fee” has the meaning set forth in Section 2.10.1.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not more onerous to comply with) and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means the collective reference to (a) that certain letter from the Administrative Agent to the Borrowers dated May 18, 2012, and (b) that certain letter from Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC to the Borrowers dated May 18, 2012, in each case relating to certain fees payable by the Borrowers in respect of the transactions contemplated by this Agreement as may be amended, modified, restated or supplemented from time to time.

“Foreign Lender” means any Lender that is not a US Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the

outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by the Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that makes, purchases, holds or otherwise invests in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Notice” means a notice substantially in the form of Exhibit D.

“GAAP” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.1.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)).

“Guaranteed Obligations” of a Person means all guaranties, endorsements, assumptions and other contingent obligations with respect to, or to purchase or to otherwise pay or acquire, Indebtedness of others.

“Hedge Agreement” means any agreement now existing or hereafter entered into, which provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, equity swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Borrower’s exposure to fluctuations in interest rates, currency valuations or commodity prices.

“Hedge Agreement Bank” means (a) any Person that is a Lender or an Affiliate of a Lender at the time that it becomes a party to a Hedge Agreement with any Borrower and (b) any Lender on the Closing Date or Affiliate of such Lender that is party to a Hedge Agreement with any Borrower in existence on the Closing Date, in each case to the extent permitted hereunder.

“Indebtedness” of a Person means, without duplication, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, payable out of the proceeds or production from Property now or hereafter owned or acquired by such Persons, (iv) obligations evidenced by notes, acceptances or other similar debt instruments, (v) Capitalized Lease Obligations, (vi) obligations for reimbursement of drafts drawn or available to be drawn under letters of credit, (vii) Synthetic Lease Obligations, and (viii) Guaranteed Obligations.  It is understood and agreed, for the avoidance of doubt, that (a) annuities, guaranteed investment contracts, funding agreements, Federal Home Loan Bank advances and similar instruments and agreements, (b) obligations (including without limitation trust obligations) under reinsurance, coinsurance, modified coinsurance agreements or similar agreements and related trust agreements, and (c) obligations and liabilities arising under insurance products created or entered into in the normal course of business shall not constitute “Indebtedness”.  Notwithstanding the foregoing, Indebtedness of the Borrowers and its Subsidiaries shall not include: (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrowers have no obligation to repay:  (A) Surplus Notes or other obligations of Subsidiaries of the Borrowers (“Reserve Financing Notes”), (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrowers that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of PLC during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrowers will receive approval from the Required Lenders to exclude from this definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrowers’ financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrowers; or (6) any indebtedness consisting of Cash Management Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Insurance Subsidiary” means any Subsidiary that is engaged in the insurance business.

“Interest Rate Determination Date” means the date of determination of the Base Rate (including the determination of the LIBOR Index Rate) or the Adjusted LIBOR Rate, as applicable.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by the Borrowers in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit E.

“Issuing Banks” means Regions Bank and up to three (3) other Lenders designated by the Borrowers from time to time and who have agreed to act as an Issuing Bank hereunder, each in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity and “Issuing Bank” means any one of the foregoing.

“Joint Arrangers” means Regions Capital Markets, a division of Regions Bank, and Wells Fargo Securities, LLC, in their capacity as joint lead arrangers.

“Law” or “Laws” means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

“Lender” means (a) Regions Bank in its capacity as a Lender and each Person listed on the signature pages hereto and identified as a Lender and (b) each Person that becomes a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Fee” has the meaning set forth in Section 2.10.2.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans pursuant to Section 2.3.4.

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers, including Letter of Credit Borrowings, minus (c) the Dollar amount of Cash Collateral provided by Borrowers with the proceeds of Revolving Loans in order to Cash Collateralize any Fronting Exposure related to any Letter(s) of Credit pursuant to Section 2.15.  For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.2.5, and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (i) Five Hundred Million Dollars ($500,000,000) and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“LIBOR Index Rate” means, for any interest rate calculation with respect to a Base Rate Loan on any date, (a) the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such one month period) with a term of one month commencing that day in Dollars, determined two Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term of one month in Dollars, determined two (2) Business Days prior to such date as of approximately 11:00 a.m. (London, England time) on such day, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one one-hundredth of one percent (1/100 of 1%)) equal to quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant one month period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Base Rate Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the LIBOR Index Rate is then being determined with maturities comparable to such one month period as of approximately 11:00 a.m. (London, England time).

“LIBOR Index Rate Loan” means Base Rate Loans bearing interest based on the LIBOR Index Rate.

“LIBOR Loan” means Adjusted LIBOR Rate Loans or LIBOR Index Rate Loans, as applicable.

“License” means any license, certificate of authority, permit or other authorization required to be obtained from a Governmental Authority in connection with the operation, ownership or transaction of the insurance business.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).  Notwithstanding the foregoing, a Lien shall not include any such agreement or arrangement with respect to:  (1) the following obligations issued in connection with the funding or financing of statutory reserves and with respect to which the Borrowers have no obligation to repay (including, for the avoidance of doubt, Liens in respect of the surplus accounts of any Subsidiaries in connection therewith):  (A) Reserve Financing Notes, (B) any securities backed by such Reserve Financing Notes, (C) letters of credit issued for the account of Subsidiaries of the Borrowers that are not issued under this Agreement, (D) any guarantees by the issuers of the obligations described in (A), (B) and (C) above, and (E) any guarantee of a parent of the obligations of a Subsidiary in connection with any such funding or financing of statutory reserves, including guarantees of the obligations described in (A) and (B) above, provided that any such guarantee is either approved or not disapproved, as the case may be, by the applicable Governmental Authority; (2) the sale and issuance of $800 million of senior notes of PLC during the fourth quarter of 2009, the proceeds of which were used to purchase Reserve Financing Notes in connection with the funding of statutory reserves, including any refinancing thereof from time to time, and any subsequent reserve financing transaction for which the Borrowers will receive approval from the Required Lenders to exclude from the definition of Indebtedness; (3) any Short-Term Indebtedness incurred for the pre-funding of anticipated policy obligations or anticipated investment cash flow; (4) obligations that are not otherwise included in items (i) through (viii) of the definition of Indebtedness, but which would be classified as a liability on the Borrowers’ financial statements only by reason of FASB ASC 810 or a subsequent accounting pronouncement having a substantially similar impact so long as such obligations remain nonrecourse; (5) any indebtedness of a separate account maintained by a Subsidiary for which there is no recourse to the Borrowers; (6) Cash Management Obligations; and (7) Hedging Agreements.

“Loan” means any or all of the Revolving Loans and Swingline Loans and all extensions and renewals thereof made by any Lender hereunder.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations or prospects of the Borrowers and their Subsidiaries taken as a whole, (ii) the ability of the Borrowers to perform their obligations under the Credit Documents or (iii) the validity or enforceability of any of the Credit Documents or the rights or remedies of the Administrative Agent, the Issuing Banks or the Lenders thereunder.

“Maximum Lawful Amount” means the maximum lawful amount of interest, loan charges, Facility Fees or other charges that may be assessed under Alabama law or, if higher, under applicable federal law.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of PLC or an ERISA Affiliate and at least one Person other than PLC and its ERISA Affiliates or (ii) was so maintained and with respect to which PLC or an ERISA Affiliate could have liability under Section 4064 or 4049 of ERISA in the event such plan has been or were to be terminated.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in lieu thereof, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissions and similar Governmental Authorities of the various states of the United States of America toward the promotion of uniformity in the practices of such Governmental Authorities.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders pursuant to the terms of Section 10.3.2 and (b) has received the approval of the Required Lenders.

“Non-Defaulting Lender” at any time, means each Lender that is not a Defaulting Lender at such time.

“Notes” means any or all of the Revolving Loan Notes and the Swingline Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means, without duplication, the obligation of the Borrowers to the Lenders to repay the Loans, the obligation of the Borrowers to the Swingline Lender to repay the Swingline Loans, the outstanding obligations of the Borrowers to reimburse disbursements made under Letters of Credit, interest thereon and obligations to provide Cash Collateral therefor, interest and any fees and all other obligations of the Borrowers to the Lenders, the Issuing Banks and to the Administrative Agent under this Agreement and the other Credit Documents, subject to the limitations regarding PLICO set forth in Section 2.21 of this Agreement.

“Other Connection Taxes” with respect to any Recipient, means Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing the Tax (other than a connection arising from the execution, delivery or enforcement of, or performance under, or receipt of payments under any Credit Document, or from the sale or assignment of an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Credit Document (other than Excluded Taxes and Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20.2)).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the Borrowers of any drawing under any Letter of Credit.

“Participant” has the meaning set forth in Section 9.4.1.

“Participant Register” has the meaning set forth in Section 9.4.4.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed to by, any Borrower or any of its ERISA Affiliates or with respect to which any Borrower or any of its ERISA Affiliates previously sponsored, maintained or contributed to, or was required to contribute to, and still has liability.

“Permitted Liens” means: (i) with respect to the Synthetic Lease Facility, any of the following:

(a)                                 rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license, permit or provision of law affecting the Synthetic Lease Facility to (1) terminate, or take any other action which has the effect of modifying, such right, power, franchise, grant, license, permit or provision of law; provided that such termination or other action, when taken, shall not have resulted in a loss event and shall not have had a Material Adverse Effect, or (2) purchase, condemn, appropriate or recapture, or designate a purchaser of, the Synthetic Lease Facility;

(b)                                 any Liens thereon for impositions or taxes and any Liens of mechanics, materialmen and laborers for work or services performed or materials furnished which (i) are not overdue, or (ii) are being contested in good faith;

(c)                                  rights reserved to or vested in any Governmental Authority to control or regulate the use of such Property or to use the Synthetic Lease Facility in any manner;

(d)                                 in the case of the Site, encumbrances, easements, and other similar rights existing which existence or exercise of which do not have a Material Adverse Effect; and

(e)                                  any Liens created under the operative documents relating to the Synthetic Lease Facility and any financing statements filed in connection therewith; and

(ii)                                  with respect to any other Property, any of the following:

(a)                                 Liens existing on the Closing Date of this Agreement securing Indebtedness outstanding on the Closing Date and Liens set forth on Exhibit F;

(b)                                 any Lien existing on any asset of (i) corporation or partnership at the time such corporation or such partnership becomes a consolidated Subsidiary of PLC, or (ii) Subsidiary at the time it becomes a Subsidiary, and in either case not created in contemplation of such event;

(c)                                  any Lien on any asset securing Indebtedness incurred for the purposes of financing all or any part of the cost of constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the completion of construction thereof;

(d)                                 any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrowers or their Subsidiaries and not created in contemplation of such event;

(e)                                  any Lien existing on any asset prior to the acquisition thereof by the Borrowers or another Subsidiary of the Borrowers and not created in contemplation or such acquisition;

(f)                                   Liens securing Indebtedness owing by any Subsidiary to the Borrowers;

(g)                                  Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this subsection (ii) provided that (i) such Indebtedness is not secured by any additional assets, and (ii) the amount of such Indebtedness secured by any such Lien is not increased;

(h)                                 Liens incidental to the conduct of the business of the Borrowers or any of their Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness and (ii) do not in the aggregate materially detract from the value of their respective assets or materially impair the use thereof in the operation of their respective businesses;

(i)                                     Any Lien on margin stock (as defined in Regulation U);

(j)                                    Liens for impositions or taxes either not yet delinquent or which are being contested in good faith by appropriate proceedings;

(k)                                 Liens not securing Indebtedness which are created by or relate to any legal proceedings which at the time are being contested in good faith by appropriate proceedings;

(l)                                     Any other statutory or inchoate Lien securing amounts other than Indebtedness which are not delinquent;

(m)                             Liens securing purchase money debt, or Indebtedness arising under Capitalized Leases; provided, however, that in each case any such Lien attaches only to the specific item(s) or property or asset(s) financed with such purchase money debt or Capitalized Lease; and

(n)                                 Liens not otherwise permitted by the foregoing paragraphs of this subsection (ii) securing Indebtedness and other obligations in an aggregate principal amount at any time outstanding not to exceed 15% of Adjusted Consolidated Net Worth.

“Person” (whether or not capitalized) means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, limited liability company, governmental agency or political subdivision thereof or other governmental authority, or any other form of entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning set forth in Section 10.1.4.

“PLC” means Protective Life Corporation, a Delaware corporation.

“PLICO” means Protective Life Insurance Company, a Tennessee corporation.

“Prime Rate” shall be that rate announced by the Administrative Agent from time to time as its Prime Rate and is one of several interest rate bases used by the Administrative Agent.  The Lenders and the Administrative Agent lend at rates both above and below the Administrative Agent’s Prime Rate and the Borrowers acknowledge that the Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by any Lender or Administrative Agent.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the Borrowers and each Lender.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Rating Agencies” means S&P and Moody’s, as applicable.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Refunded Swingline Loan” has the meaning set forth in Section 2.2.2(c).

“Regions” means Regions Bank, an Alabama banking corporation, as a Lender, and its successors and assigns.

“Register” has the meaning set forth in Section 9.3.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Change” means on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof.

“Reimbursement Date” has the meaning set forth in Section 2.3.4.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

“Removal Effective Date” has the meaning set forth in Section 8.6.2.

“Required Lenders” means, as of any date of determination, the Lenders having more than fifty percent (50%) of the aggregate amount of the unfunded Commitments, the outstanding Loans and the Letter of Credit Obligations, or, if the Commitments have been terminated, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Loans and Letter of Credit Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Letter of Credit Obligations and Swingline Loans); provided that the Commitments of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning set forth in Section 8.6.1.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder.  The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment and Assumption, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments.  The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means (i) in the case of Revolving Loans and Swingline Loans, the period from and including the Closing Date to the Revolving Commitment Termination Date, and (ii) in the case of the Letters of Credit, the period from and including the issuance thereof to the earlier of the expiration date thereof and the date that is seven (7) days prior to the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (a) July 17, 2017; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11.2; and (c) the date of the termination of the Revolving Commitments pursuant to Section 7.1.

“Revolving Loan” means a Loan made by a Lender to a Borrower pursuant to Section 2.1.1.

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5.2A, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the insurance commissioner (or other similar authority) from time to time in the jurisdiction of incorporation of such Insurance Subsidiary for the preparation of annual statements and other financial reports by insurance companies of the same type as such Insurance Subsidiary.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Short-Term Indebtedness” means all indebtedness that by its terms matures within one year from and that is not renewable at the option of the obligor to a date later than one year after, the date such indebtedness was incurred.  Any indebtedness which is extended or renewed (other than pursuant to the option of the obligor) shall be deemed to have been incurred at the date of such extension or renewal.

“Significant Insurance Subsidiary” means any Significant Subsidiary that is an Insurance Subsidiary.

“Significant Subsidiary” means any Subsidiary which meets or exceeds any of the following conditions:

(1)                                 PLC’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of PLC and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(2)                                 PLC’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of PLC and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

(3)                                 PLC’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exceeds 10 percent of such income of PLC and its Subsidiaries consolidated for the most recently completed fiscal year.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of PLC or an ERISA Affiliate and no Person other than PLC and its ERISA Affiliates or (ii) was so maintained and with respect to which PLC or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Site” means certain real property located in Birmingham, Alabama which generally comprises a building, related parking deck, and related furniture, equipment, fixtures and other improvements, located at 2801 Highway 280 South, Birmingham, Alabama 35223.

“Solvent” with respect to any Person as of any date of determination, means that on such date, (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of the such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by PLC.  A separate account established pursuant to SAP or any applicable insurance regulatory requirement shall be deemed not to be a Subsidiary.

“Substantial Portion” means, with respect to the Property of PLC and its Subsidiaries, Property that (i) represents more than 10% of the consolidated assets of PLC and its Subsidiaries as would be shown in the consolidated financial statements of PLC and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of PLC and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Surplus Note” means a promissory note executed by an Insurance Subsidiary of the type generally described in the insurance industry as a “surplus note”, the principal amount of which an insurance regulator permits the issuer to record as an addition to capital and surplus rather than as a liability in accordance with SAP.

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.2.1.

“Swingline Note” means a promissory note in the form of Exhibit 2.5.2B, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swingline Sublimit” means, at any time of determination, the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Synthetic Lease Facility” means those documents pertaining to the synthetic lease facility for a building, related parking deck and related furniture, equipment, fixtures and other improvements in Birmingham, Jefferson County, Alabama among Wachovia Development Corporation (as assignee of Wachovia Capital Investments, Inc.) as Lessor, Wells Fargo, National Association as successor in interest to Wachovia Bank, National Association, as administrative agent, PLICO as Lessee, and PLC as Guarantor, dated as of January 11, 2007, as amended from time to time.

“Synthetic Lease Obligations” of a Person means the amount of the obligations of such Person under any lease that would not be shown as a liability, but would be treated as an operating lease, in accordance with GAAP, but which arise under a transaction in which the property subject to such lease is owned by the lessee for the purposes of the Code.  Obligations under the Synthetic Lease Facility are Synthetic Lease Obligations.

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Type” means a Base Rate Loan or a LIBOR Loan.

“Unconsolidated Cash Inflow Available for Interest Expense” means, for any period of calculation, the sum (without duplication) of (a) all amounts received by PLC from its Subsidiaries during such period as (i) interest and principal on Indebtedness (including but not limited to Surplus Notes), provided however that interest and principal on Reserve Financing Notes purchased with the proceeds of senior notes of PLC which have been excluded from the definition of Indebtedness shall be excluded and (ii) management fees (net of expenses incurred in providing the services for which such management fees were paid), (b) all amounts that PLC’s Subsidiaries were permitted, under applicable laws and regulations, to distribute to PLC during each period as dividends, whether or not so distributed, and (c) other income of PLC.

“Unmatured Default” means an event that, but for the lapse of time or the giving of notice, or both, would constitute a Default.

“United States” or “U.S.” means the United States of America.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.19.6(b)(ii)(3).

“Wholly-Owned Subsidiary” means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by PLC or one or more Wholly-Owned Subsidiaries of PLC, or by PLC and one or more Wholly-Owned Subsidiaries of PLC, or (ii) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

1.2.                                               Rules of Interpretation.

1.2.1                                        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.2.2                                        Computations of Time Periods.  Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

1.2.3                                        Document Preparation.  This Agreement, the Fee Letters and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers, and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent, the Issuing Banks or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.2.4                                        Time.  Unless otherwise indicated, all references to a specific time shall be construed to Central Standard Time or Central Daylight Savings Time, as the case may be.  Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

1.2.5                                        Letter of Credit Calculations.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.3.                                               Computations: Accounting Principles.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP or SAP.  If a change in GAAP or SAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then the Administrative Agent and the Borrowers shall negotiate in good faith for the amendment of the affected requirements (which amendment shall be subject to the approval of the Required Lenders as provided for in Section 10.3.1); provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP or SAP, as applicable, in effect prior to the change.

ARTICLE II

CREDIT EXTENSIONS

2.1.                                               Revolving Loans.

2.1.1                                        Making of Revolving Loans.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, in no event shall the Outstanding Amount of Revolving Obligations exceed the Aggregate Revolving Commitments.  Amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed without premium or penalty (subject to Section 2.17.3) during the Revolving Commitment Period.  The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as the Borrowers may request.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

2.1.2                                        Borrowing Mechanics for Revolving Loans.

(a)                                 Except pursuant to Section 2.2.2(c), all Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount or, if less, the amount of the unused Aggregate Revolving Commitment.

(b)                                 Whenever the Borrowers desire that the Lenders make a Revolving Loan, the Borrowers shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 12:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 12:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan.  Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to make a borrowing in accordance therewith.

(c)                                  Notice of receipt of each Funding Notice in respect of each Revolving Loan, together with the amount of each Lender’s Revolving Commitment Percentage thereof, together with the applicable interest rate, shall be provided by the Administrative Agent to each Lender with reasonable promptness, but (provided the Administrative Agent shall have received such Funding Notice by 12:00 p.m.) not later than 3:00 p.m. on the same day as the Administrative Agent’s receipt of such Funding Notice from the Borrower.

(d)                                 Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Revolving Loan available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the aggregate amount received by the Administrative Agent from the Lenders in connection with such Revolving Loan to be credited to the account of the Borrowers at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the Borrowers.

2.1.3                                        Increase in Aggregate Revolving Commitments.  The Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent, increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) subject to the following:

(a)                                 the aggregate principal amount of any increases in the Revolving Commitments pursuant to this Section 2.1.3 shall not exceed Two Hundred Fifty Million Dollars ($250,000,000);

(b)                                 the Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrowers and reasonably acceptable to the Administrative Agent, the Swingline Lender and the Issuing Bank; provided that:

(i)                                     any such increase shall be in a minimum principal amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof;

(ii)                                  no Unmatured Default or Default shall exist before and immediately after giving effect to such increase;

(iii)                               the Borrowers shall be in compliance, on a pro forma basis after giving effect to the incurrence of any such increase in the Aggregate Revolving Commitments, with the financial covenants set forth in Article VII, recomputed as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.1;

(iv)                              no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(v)                                 (1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(vi)                              any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of a certificate of the Borrowers dated as of the date of such increase signed by an Authorized Officer of the Borrowers (x) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (i) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.1.3, the representations and warranties contained in Sections 4.4 and 4.5 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.1, and (ii) no Unmatured Default or Default exists; and

(vii)                           to the extent that the joinder or commitment agreements described in subparagraph (v) above provide for an applicable margin of, and/or facility fee for, additional Revolving Commitments greater than the Applicable Margin and/or Facility Fee with respect to the existing Revolving Commitments at such time, the Applicable Margin and/or the Facility Fee (as applicable) for the existing Revolving Commitments shall be increased automatically (without the consent of Required Lenders) such that the Applicable Margin and/or the Facility Fee (as applicable) for such existing Revolving Commitments is not less than the applicable margin and/or the facility fee (as applicable) for such additional Revolving Commitments.

The Borrowers shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

2.2.                                               Swingline Loans.

2.2.1                                        Making of Swingline Loans and Purchases of Participations Therein.  During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole but reasonable discretion, make Swingline Loans to the Borrowers in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect.  Amounts borrowed pursuant to this Section 2.2.1 may be repaid and reborrowed during the Revolving Commitment Period.  The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

2.2.2                                        Borrowing Mechanics for Swingline Loans.

(a)                                 Whenever the Borrowers desire that the Swingline Lender make a Swingline Loan, the Borrowers shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date.

(b)                                 The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 2:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office.  Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrowers on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the amount received by the Administrative

Agent from the Swingline Lender in connection with such Swingline Loan to be credited to the account of the Borrowers at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the Borrowers.  Each Swingline Loan shall be made in a minimum amount of $100,000.

(c)                                  With respect to any Swingline Loans which have not been voluntarily prepaid by the Borrowers pursuant to Section 2.11.1, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the Borrowers), no later than 10:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Borrowers) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the Borrowers on such Credit Date in accordance with its respective Revolving Commitment Percentage in an amount equal to all or any portion of the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests the Lenders to prepay.  Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the Borrowers, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the Borrowers and shall be due under the Revolving Loan Note issued by the Borrowers to the Swingline Lender.  The Borrowers hereby authorize the Administrative Agent and the Swingline Lender to charge the Borrowers’ accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans.  If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(d)                                 If for any reason Revolving Loans are not made pursuant to Section 2.2.2(c) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its

Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon.  On the Business Day that notice is provided by the Swingline Lender (or by the 10:00 a.m. on the following Business Day if such notice is provided after 1:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender.  In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender.  In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(e)                                  Notwithstanding anything contained herein to the contrary, (i) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to subparagraph (i) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Unmatured Default or Default; (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Borrower; (4) any breach of this Agreement or any other Credit Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from the Borrowers or the Required Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (ii) the Swingline Lender shall not be obligated to make any Swingline Loans (1) if it has elected not to do so after the occurrence and during the continuation of an Unmatured Default or Default, or (2) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders.

2.3.                                               Issuances of Letters of Credit and Purchase of Participations Therein.

2.3.1                                        Letters of Credit.  During the Revolving Commitment Period, subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers or any of their Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (a) each Letter of Credit shall be denominated in Dollars;

(b) the stated amount of each Letter of Credit shall not be less than $50,000 or such lesser amount as is reasonably acceptable to the applicable Issuing Bank; (c) after giving effect to such issuance, in no event shall the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect; (d) after giving effect to such issuance, in no event shall the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect; and (e) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (i) seven (7) days prior to the Revolving Commitment Termination Date, and (ii) the date which is one (1) year from the date of issuance of such standby Letter of Credit.  Subject to the foregoing (other than clause (e)) any Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless such Issuing Bank elects not to extend for any such additional period; provided, no Issuing Bank shall be required to extend any such Letter of Credit if it has received written notice that a Default has occurred and is continuing at the time such Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the applicable Issuing Bank has entered into arrangements satisfactory to such Issuing Bank (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.16.1(d) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, such Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder.  The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.  Each Letter of Credit specified as a “Credit for Reinsurance Letter of Credit” in the Issuance Notice delivered by Borrowers shall be in the Issuing Bank’s standard form for letters of credit qualifying for credit for reinsurance under applicable state insurance laws and regulation, with such changes as mutually agreed by the Issuing Bank and the Borrowers, and shall satisfy the requirements for letters of credit under the credit for reinsurance provisions of the insurance laws and regulations of the jurisdiction of domicile of the beneficiary thereof as to which the Borrowers provide written notice to the Issuing Bank prior to the date of issuance (each such Letter of Credit a “Credit for Reinsurance Letter of Credit”); provided that the Issuing Bank shall not be obligated to verify such satisfaction.

2.3.2                                        Notice of Issuance.  Whenever the Borrowers desire the issuance of a Letter of Credit, the Borrowers shall deliver to the Administrative Agent an Issuance Notice together with other standard documentation required by the applicable Issuing Bank that, among other things, identifies the Issuing Bank that Borrowers have selected to issue the requested Letter of Credit, no later than 12:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by such Issuing Bank in any particular instance, in advance of the proposed date of issuance.  Upon satisfaction or waiver of the conditions set forth in Section 3.2, the selected Issuing Bank shall issue the requested Letter of Credit in accordance with such Issuing Bank’s standard operating procedures.  Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the applicable Issuing Bank shall promptly notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit.  Upon receipt of such notice and documentation from such Issuing Bank, the Administrative Agent shall promptly forward such notice and documentation to each Lender together with the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3.5.  Except for Letters of Credit issued for the account of PLICO, PLC shall be the account party for each Letter of Credit, including Letters of Credit issuable to a beneficiary having a claim or potential claim against a Wholly-Owned Subsidiary of PLC.

2.3.3                                        Responsibility of Issuing Banks With Respect to Requests for Drawings and Payments.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.  As between the Borrowers and any Issuing Bank, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, no Issuing Bank shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any Issuing Bank’s rights or powers hereunder.  Without limiting the foregoing and in furtherance thereof, any action taken or omitted by any Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to any Borrower.  Notwithstanding anything to the contrary contained in this Section 2.3.3, the Borrowers shall retain any and all rights they may have against any Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

2.3.4                                        Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit.  In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Borrowers and the Administrative Agent, and the Borrowers shall reimburse such Issuing Bank through the Administrative Agent on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing together with interest as provided for in Section 2.7.6; provided, anything contained herein to the contrary notwithstanding, (a) unless the Borrowers shall have notified the Administrative Agent and the applicable Issuing Bank prior to 10:00 a.m. on the date such drawing is honored that the Borrowers intend to reimburse such Issuing Bank through the Administrative Agent for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the Borrowers shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (b) subject to satisfaction or waiver of the conditions specified in Section 3.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the applicable Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Borrowers shall reimburse such Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this Section 2.3.4 shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the Borrowers shall retain any and all rights they may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3.4.

2.3.5                                        Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.  In the event that the Borrowers shall fail for any reason to reimburse an Issuing Bank as provided in Section 2.3.4, the Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage.  Each Lender shall make available to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the Principal Office of the Administrative Agent, not later than 11:00 a.m. on the first Business Day after the date notified by the Administrative Agent.  In the event that any Lender fails to make available to the Administrative Agent on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3.5, such Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the applicable Issuing Bank for the correction of errors among banks and thereafter at the Base Rate.  Nothing in this Section 2.3.5 shall be deemed to prejudice the right of any Lender to recover from any Issuing Bank any amounts made available by such Lender to such Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.  In the event an Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3.5 through the Administrative Agent for all or any portion of any drawing honored by such Issuing Bank under a Letter of Credit, the Administrative Agent for the account of the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3.5 with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Administrative Agent for the account of the Issuing Bank from the Borrowers in reimbursement of such honored drawing when such payments are received.  Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

2.3.6                                        Obligations Absolute.  The obligation of the Borrowers to reimburse the applicable Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3.4 and the obligations of the Lenders under Section 2.3.5 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (a) any lack of validity or enforceability of this Agreement, the Credit Documents or any Letter of Credit; (b) the existence of any claim, set off, defense (other than that such drawing has been repaid) or other right which the Borrowers or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Bank, a Lender or any other Person or, in the case of a Lender, against the Borrowers, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrowers or any of their Subsidiaries and the beneficiary for which any Letter of Credit was procured); (c) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (d) payment by any Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (e) any adverse change in the business, operations, properties, assets, or financial condition of the Borrowers or any of their Subsidiaries; (f) any breach hereof or any other Credit Document by any party thereto; (g) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (h) the fact that a Default or an Unmatured Default shall have occurred and be continuing; provided, in each case, that payment by the applicable Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

2.3.7                                        Indemnification.  Without duplication of any obligation of the Borrowers under Section 10.26, in addition to amounts payable as provided herein, each of the Borrowers hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented out-of-pocket fees, expenses and disbursements of counsel) which each Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (a) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (i) the gross negligence or willful misconduct of such Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (ii) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (b) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

2.3.8                                        Applicability of ISP and UCP.  Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrowers when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

2.3.9                                        Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of either Borrower, Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit subject to the terms of Section 2.21 with respect to PLICO.  Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of Borrowers, and that Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.

2.4.                                               Pro Rata Shares; Availability of Funds.

2.4.1                                        Pro Rata Shares.  All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective Revolving Commitment Percentage of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.4.2                                        Availability of Funds.

(a)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1.2 or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1.2 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or each applicable Issuing Bank, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or each applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this Section 2.4.2 shall be conclusive absent manifest error.

2.5.                                               Evidence of Debt; Register; Lenders’ Books and Records; Notes.

2.5.1                                        Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrowers’ obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any

Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

2.5.2                                        Notes.  The Borrowers shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 9.2 and (iii) Person who becomes a Lender in accordance with Section 2.1.3, in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans or Swingline Loans, as applicable.

2.6.                                               Scheduled Principal Payments.

2.6.1                                        Revolving Loans.  The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

2.6.2                                        Swingline Loans.  The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.

2.7.                                               Interest on Loans.

2.7.1                                        Interest Rate.  Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(a)                                 in the case of Revolving Loans:

(i)                                     if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(ii)                                  if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(b)                                 in the case of Swingline Loans, at the Swingline Rate.

2.7.2                                        Determination of Interest Rate.  The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the Borrowers and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be.  If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (a) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (b) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

2.7.3                                        Failure to Specify Rate.  In connection with Adjusted LIBOR Rate Loans, there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Borrowers fail to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (a) if outstanding as a Adjusted LIBOR Rate Loan, will be automatically continued as an Adjusted LIBOR Rate Loan, with an Interest Period of the same duration as the current Interest Period of the Loan being continued, on the last day of the then current Interest Period for such Loan, and (b) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan.  In the event the Borrowers fail to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice, the Borrowers shall be deemed to have selected an Interest Period of one (1) month.  As soon as practicable after 9:00 a.m. on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

2.7.4                                        Calculation of Interest.  Interest payable pursuant to this Section 2.7 shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of principal or interest on such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if the principal amount of a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

2.7.5                                        Interest Payable in Arrears.  Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and accrued and unpaid interest shall be payable in arrears (a) on each Interest Payment Date applicable to that Loan; (b) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (a) above), to the extent accrued on the amount being prepaid; and (c) at maturity, including final maturity.

2.7.6                                        Interest Due Issuing Banks.  The Borrowers agree to pay to the Administrative Agent for the account of the applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued by such Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Borrowers at a rate equal to (a) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (b) thereafter, without duplication of any Default Rate interest that may be payable under this Agreement, a rate which is the lesser of (i) 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) the Maximum Lawful Rate.

2.7.7                                        Interest Distributed by Issuing Banks.  Interest payable pursuant to Section 2.7.6 shall be computed on the basis of a year of three hundred sixty (360) days, for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the Reimbursement Date for the related drawing under a Letter of Credit.  In the event the Issuing Bank shall have been reimbursed by the Lenders through the Administrative Agent for all or any portion of such honored drawing, the Administrative Agent shall distribute to each Lender which has paid all amounts payable by it under Section 2.3.5 with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Administrative Agent for the account of the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Borrowers.

2.8.                                               Conversion/Continuation.

2.8.1                                        Options to Convert/Continue.  So long as no Unmatured Default or Default shall have occurred and then be continuing or would result therefrom, the Borrowers shall have the option:

(a)                                 to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the Borrowers shall pay all amounts due under Section 2.17.3 in connection with any such conversion; or

(b)                                 upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as a Adjusted LIBOR Rate Loan.

2.8.2                                        Conversion/Continuation Notice.  The Borrowers shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (except for any conversion from an Adjusted LIBOR Rate Loan to a Base Rate Loan, which shall be no later than 12:00 p.m. at least one (1) Business Day in advance of the proposed Conversion/Continuation Date).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

2.9.                                               Default Rate of Interest.

2.9.1                                        Principal Due.  If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.2                                        Other Amounts Due.  If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.3                                        Bankruptcy Defaults.  During the continuance of a Default under Section 6.6 or Section 6.7, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.4                                        Other Defaults.  During the continuance of a Default other than a Default under Section 6.6 or Section 6.7, the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

2.9.5                                        Past Due Amounts.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

2.9.6                                        No Permitted Alternative.  In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the Default Rate then in effect for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

2.10.                                        Fees.

2.10.1                                 Facility Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a facility fee (the “Facility Fee”) equal to the applicable Facility Fee Rate (set forth in the definition of the term “Applicable Margin”) of the Aggregate Revolving Commitments, subject to adjustments as provided in Section 2.16.  The Facility Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Article III is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the

Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Facility Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender except as otherwise provided in Section 2.16.1(c)(ii)and (2) any Facility Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  The Facility Fee is not refundable or proratable.

2.10.2                                 Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage a Letter of Credit fee for each standby Letter of Credit equal to the applicable Letter of Credit Fee (set forth in the definition of the term “Applicable Margin”) multiplied by the daily maximum amount available to be drawn under such Letter of Credit (the “Letter of Credit Fee”).  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2.5.  The Letter of Credit Fee shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (i) no Letter of Credit Fee shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender except as otherwise provided in Section 2.16.1(c)(ii) and (ii) any Letter of Credit Fee accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender.  If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each standby Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, during the continuance of a Default under Sections 6.6 and 6.7, the Letter of Credit Fee shall accrue at the Default Rate, and during the continuance of a Default other than a Default under Sections 6.6 or 6.7, then upon the request of the Required Lenders, the Letter of Credit Fee shall accrue at the Default Rate.

2.10.3              Fronting Fee and Other Fees Payable to an Issuing Bank.  The Borrowers shall pay directly to each Issuing Bank for its own account a fronting fee at the rate per annum agreed upon by the Borrowers and such Issuing Bank, computed on a basis to be determined by the Borrowers and such Issuing Bank.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2.5.  In addition, the Borrowers shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.10.4                                 Other Fees.  The Borrowers shall pay to the Joint Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letters.

2.11.                                        Prepayments/Commitment Reductions.

2.11.1                                 Voluntary Prepayments.

(a)                                 Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 2.17):

(i)                                     with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof;

(ii)                                  with respect to Adjusted LIBOR Rate Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17.3) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, or, if less, the full Outstanding Amount thereof; and

(iii)                               with respect to Swingline Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part in any amount;

(b)                                 All such prepayments shall be made:

(i)                                     upon written or telephonic notice on or before the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(ii)                                  upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 10:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by telefacsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein, unless such notice is cancelled or revoked by Borrowers no later than one Business Day prior to such prepayment date.  Any such voluntary prepayment shall be applied as specified in Section 2.12.1.

2.11.2                                 Voluntary Commitment Reductions.

(a)                                 The Borrowers may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective Revolving Commitment Percentage); provided, (i) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (ii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount exceed the Aggregate Revolving Commitments and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(b)                                 The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Borrowers’ notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof, unless such notice is cancelled or revoked by Borrowers no later than one Business Day prior to such prepayment date.

2.11.3                                 Mandatory Prepayments.  If at any time the Administrative Agent notifies the Borrowers that (i) the Outstanding Amount of Revolving Obligations shall exceed the Aggregate Revolving Commitments, (ii) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (iii) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to subparagraph (ii), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

2.12.                                        Application of Prepayments.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities.  In addition:

2.12.1                                 Voluntary Prepayments.  Voluntary prepayments will be applied as specified by the Borrowers.

2.12.2                                 Mandatory Prepayments.  Mandatory prepayments in respect of the Revolving Commitments under Section 2.11.3 above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

2.12.3                                 Payment to Lenders.  Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16.1 hereof).

2.13.                                        General Provisions Regarding Payments.

2.13.1                                 Auto Debit.  All payments by the Borrowers of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition.  The Administrative Agent shall, and the Borrowers hereby authorize the Administrative Agent to, debit a deposit account of the Borrowers or any of their Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by the Borrowers or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

2.13.2                                 Time for Payments.  In the event that the Administrative Agent is unable to debit a deposit account of the Borrowers or any of their Subsidiaries held with the Administrative Agent or any of its Affiliates in accordance with Section 2.13.1 in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 1:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next Business Day.

2.13.3                                 Payments Applied to Interest First.  All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

2.13.4                                 Distributions to Lenders.  The Administrative Agent shall promptly remit to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent; provided that in the event payments received by the Administrative Agent by 1:00 p.m. at the Administrative Agent’s Principal Office with respect to any Loan are not remitted to Lenders by the end of the next Business Day, the Administrative Agent shall pay Lenders the Federal Funds Rate for each day with respect to the amount of such payments not so timely remitted.

2.13.5                                 Affected Lender’s Payments.  Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

2.13.6                                 Payment Date Not on Business Day.  Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Facility Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder; provided that there shall be no duplicative accrual of interest on the principal amount of any Obligation.

2.13.7                                 Non-conforming Payments.  The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 1:00 p.m. to be a non conforming payment.  Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (a) the time such funds become available funds, and (b) the applicable next Business Day.  The Administrative Agent shall give prompt telephonic notice to the Borrowers and each applicable Lender (confirmed in writing) if any payment is non conforming.  Any non conforming payment may constitute a Default in accordance with the terms of Section 6.1.  Interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

2.14.                                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this Section shall not be construed to apply to (1) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (2) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (3) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (4) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of the Borrowers consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.15.                                        Cash Collateral.  At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize each applicable Issuing Bank’s Fronting Exposure related to Letters of Credit with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16.1(d) and any Cash Collateral provided by the Defaulting Lender).  The Borrowers may use the proceeds of Revolving Loans to satisfy the obligation in this Section 2.15 to Cash Collateralize any Fronting Exposure related to any Letter of Credit.

2.15.1                                 Grant of Security Interest.  The Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to Section 2.15.2 below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than the Permitted Liens), or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

2.15.2                                 Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

2.15.3                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 and shall be released to the Borrowers (or Defaulting Lender, if applicable) following (a) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (b) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided, however, (i) that Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of an Unmatured Default or Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 7.2) but shall be released upon the cure, termination or waiver of such Unmatured Default or Default in accordance with the terms of this Agreement, and (ii) the Person providing Cash Collateral and any Issuing Bank or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16.                                        Defaulting Lenders.

2.16.1                                 Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.3.1(c).

(b)                                 Any payment of principal, interest, Letter of Credit Fees, Facility Fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16.1(c)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.27), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting

Lender to any Issuing Bank or the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Unmatured Default or Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Unmatured Default or Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (i) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (ii) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16.1(b) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)                                  (i)                                     Such Defaulting Lender shall not be entitled to receive any Facility Fee or Letter of Credit Fees with respect to Letters of Credit (except as provided in subparagraph (ii) below) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii)                                  Each Defaulting Lender shall be entitled to receive Facility Fees and Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(iii)                               With respect to any fee not required to be paid to any Defaulting Lender pursuant to subparagraph (i) or (ii) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting

Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.16.1(d) below, (y) pay to the Swingline Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)                                 All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Revolving Loans of such Lender together with such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(e)                                  If the reallocation described in Section 2.16.1(d) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize each Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

2.16.2                                 Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and the Swingline Lender and each Issuing Bank agree in good faith in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitment Percentages (without giving effect to Section 2.16.1(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16.3                                 New Letters of Credit.  So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that the participations in the Letter of Credit Obligations related to any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.16.1(d) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.15.

2.16.4                                 Qualified Counterparties.  So long as any Lender is a Defaulting Lender, such Lender shall not be a Hedge Agreement Bank with respect to any Hedge Agreement entered into while such Lender was a Defaulting Lender.

2.17.                                        Making or Maintaining LIBOR Loans.

2.17.1                                 Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (a) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, provided that there shall be no affect on the availability of Base Rate Loans, which shall continue to be available but without reference to the LIBOR Index Rate component of the Base Rate, and (b) any Funding Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrowers and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

2.17.2                                 Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined in good faith (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (a) has become unlawful as a result of compliance by such Lender in good faith with any Law (or would conflict with any treaty, governmental rule, regulation, guideline or order not having the force of Law even though the failure to comply therewith would not be unlawful), or (b) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative

Agent shall promptly transmit to each other Lender).  Thereafter (i) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (ii) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (iii) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (iv) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by the Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Borrowers shall have the option, subject to the provisions of Section 2.17.1, to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender).  Except as provided in the immediately preceding sentence, nothing in this Section 2.17.2 shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

2.17.3                                 Compensation for Breakage or Non Commencement of Interest Periods.  The Borrowers shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender sustains:  (a) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (b) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 2.20.2; or (c) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers.

2.17.4                                 Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such

Lender; provided that any such action does not result in any increased costs to the Borrowers under this Section 2.17 or otherwise.

2.17.5                                 Assumptions Concerning Funding of Adjusted LIBOR Rate Loans.  Calculation of the maximum amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating the maximum amounts payable under this Section 2.17 and under Section 2.18.

2.17.6                                 Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in Section 2.17.3 and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error.  In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.17.7                                 Delay in Requests.  The Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrowers the certificate referenced in Section 2.17.6.

2.18.                                        Increased Costs.

2.18.1                                 Increased Costs Generally.  If any Change in Law shall:

(a)                                 impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(b)                                 subject any Recipient to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)                                  impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Bank or other Recipient, the Borrowers will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that each Lender, Issuing Bank and other Recipient shall only exercise its rights under this Section 2.18.1 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.

2.18.2                                 Capital Requirements.  If any Lender, any Issuing Bank or the Swingline Lender (for purposes of this Section 2.18.2, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that each Lender shall only exercise its rights under this Section 2.18.2 if and to the extent that it exercises any similar rights it may have under other similar transactions to which it is a party.

2.18.3                                 Certificates for Reimbursement.  A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.18.1 and 2.18.2 and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error.  In the absence of any such manifest error, the Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.18.4                                 Delay in Requests.  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Bank, as the case may be, delivers to the Borrowers the certificate referenced in Section 2.18.3 and notifies the Borrowers of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.19.                                        Taxes.

2.19.1                                 Issuing Bank.  For purposes of this Section 2.19, the term “Lender” shall include any Issuing Bank.

2.19.2                                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.  (a) Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall to the extent permitted by applicable Law be made free and clear of and without reduction or withholding for any Taxes.  If, however, applicable Law requires any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such law as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of information and documentation to be delivered pursuant to Section 2.19.5 below.

(b)                                 If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

2.19.3                                 Payment of Other Taxes by the Borrowers.  Without limiting the provisions of Section 2.19.2 above, each of the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

2.19.4                                 Tax Indemnification.  (a)  Without limiting the provisions of Section 2.19.2 or 2.19.3 above, each of the Borrowers shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each of the Borrowers shall also, and does hereby, indemnify the Administrative Agent and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by subparagraph (b) of this Section.  A certificate as to the amount of any such payment or liability delivered to such Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)                                 Without limiting the provisions of Section 2.19.2 or 2.19.3, each Lender shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten (10) Business Days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrowers or the Administrative Agent) of or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure of such Lender to deliver or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Borrowers or the Administrative Agent pursuant to Section 2.19.6.  Each Lender hereby authorize the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Lender, as the case may be, under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this subparagraph (b).  The agreements in this subparagraph (b) shall survive the resignation and/or replacement of, a Lender, any assignment of rights by, or the replacement of, a Lender, the termination of the commitments hereunder and the repayment, satisfaction or discharge of all other Obligations.

2.19.5                                 Evidence of Payments.  Upon request by any Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or the Administrative Agent to a Governmental Authority as provided in this Section, such Borrower shall deliver to the Administrative Agent, or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

2.19.6                                 Status of Lenders; Tax Documentation.  (a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative

Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in subparagraphs (b)(i), (b)(ii) and (b)(iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, unless (x) the Borrowers are required by applicable Law to provide such documentation to the applicable Governmental Authority or (y) such documentation or any information contained therein is reasonable necessary for the Borrowers to comply with obligations imposed by applicable Law (including without limitation reporting and filing obligations).

(b)                                 Without limiting the generality of the foregoing,

(i)                                     any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(ii)                                  any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit 2.19.6 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed originals of IRS Form W-8BEN; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(iii)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the Recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv)                              if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this subparagraph (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

2.19.7                                 Treatment of Certain Refunds.  Unless required by applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each of the Borrowers, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

2.19.8                                 Survival.  Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20.                                        Mitigation Obligations; Designation of a Different Lending Office.

2.20.1                                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.18, or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.18 or 2.19, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.20.2                                 Replacement of Lenders.  If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.20.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or any Lender gives notice of an inability to fund LIBOR Loans under Section 2.17.2, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.2), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or Section 2.19) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                 the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in Article 9;

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.17) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 such assignment does not conflict with applicable Law; and

(e)                                  in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.21.                                        Maximum PLICO Liability Amount.  Notwithstanding anything to the contrary set forth elsewhere in this Agreement or any Credit Document, the liability of PLICO to the Administrative Agent, Issuing Banks and Lenders under this Agreement and the other Credit Documents shall be several and not joint with the liability of PLC under this Agreement and the other Credit Documents and shall not exceed the aggregate amount of the Loans (including principal, interest, fees and expenses) borrowed by, or the portion of Letters of Credit issued for the account of PLICO in accordance with the provisions of Section 2.1 (in the case of Revolving Credit Loans), Section 2.3 (in the case of Letters of Credit) or Section 2.2 (in the case of Swingline Loans); provided, however PLC shall be liable for the full amount of the Obligations (including those portions of Loans borrowed by PLICO and the portion of Letters of Credit issued for the account of PLICO) without limitation.  If there is any doubt or uncertainty as to the Borrower for whose benefit a Loan has been received or used, such Loan shall be deemed to have been received by and used by or for the benefit of PLC.  If there is any doubt or uncertainty as to the Borrower for whose benefit a Letter of Credit has been issued, such Letter of Credit shall be deemed to have been issued for the account of PLC and such Letter of Credit Obligations attributable to such Letter of Credit shall be attributed to PLC.

ARTICLE III

CONDITIONS PRECEDENT

3.1.                                               Initial Advance.  The Lenders shall not be required to make the initial Advance hereunder and the Issuing Banks shall not issue any Letters of Credit unless the Borrowers have furnished to the Administrative Agent, with sufficient copies for the Lenders:

3.1.1                                        Credit Documents.  This Agreement, the Notes made by the Borrowers payable to the order of the respective Lenders in the maximum principal amounts of the Lenders’ respective Commitments, the Swingline Note and the remaining Credit Documents.

3.1.2                                        Charter Documents.  Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Borrowers certified as of a recent date by the appropriate Governmental Authority.

3.1.3                                        Organizational Documents Certificate.  (i) Copies of bylaws, operating agreement, partnership agreement or like document, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) incumbency certificates, for each of the Borrowers, in each case certified by an Authorized Officer in form and substance reasonably satisfactory to the Administrative Agent.

3.1.4                                        Certificates of Good Standing.  Within 60 days prior to the Closing Date, certificates of good standing or existence, as applicable, issued as to the Borrowers by the Secretaries of State for the states of their incorporation.

3.1.5                                        Foreign Qualification.  Within 60 days prior to the Closing Date, Certificates of Qualification issued by the Secretary of State for the state of Alabama.

3.1.6                                        Closing Certificate.  A certificate from an Authorized Officer of the Borrowers, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, (A) all consents, approvals, authorizations, registrations, or filings required to be made or obtained by the Borrowers, if any, in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein have been obtained and are in full force and effect, (B) no investigation or inquiry by any Governmental Authority regarding this Agreement and the other Credit Documents and the transactions contemplated herein and therein is ongoing, (C) since the date of the most-recent annual audited financial statements for the Borrowers, there has been no event or circumstance which could be reasonably expected to have a Material Adverse Effect, (D) the most-recent annual audited financial statements were prepared in accordance with GAAP consistently applied, except as noted therein, and fairly presents in all material respects the financial condition and results from operations of the Borrowers and its Subsidiaries, and (E) the Borrowers and their Subsidiaries, taken as a whole, are Solvent after giving effect to the transactions contemplated hereby and the incurrence of Indebtedness related thereto.

3.1.7                                        UCC Searches.  Within 60 days prior to the Closing Date, UCC search reports on the Borrowers from such jurisdictions and filing offices as the Lenders and the Administrative Agent may reasonably require.

3.1.8                                        Funding of Fees/Expenses.  Payment of all expenses and fees due in connection with the closing of the Loans in immediately available funds.

3.1.9                                        Financial Information.  Copies of (A) the unaudited, internally prepared quarterly financial statements of each Borrower (GAAP basis for PLC and its Subsidiaries on a combined basis and SAP basis for PLICO) for the fiscal quarter ending on March 31, 2012, (B) the audited financial statements of each Borrower (GAAP basis for PLC and its Subsidiaries on a combined basis and SAP basis for PLICO) for the fiscal year ending December 31, 2011 and (C) such other financial information as the Administrative Agent may reasonably request.

3.1.10                                 No Default.  A certificate, signed by the Chief Financial Officer or the Chief Accounting Officer of the Borrowers, stating that on the date of the initial Borrowing no Default or Unmatured Default has occurred and is continuing.

3.1.11                                 Opinion.  A written opinion of the Borrowers’ internal counsel, addressed to the Lenders in form and substance satisfactory to the Administrative Agent.

3.1.12                                 Compliance Certificate.  A duly completed Compliance Certificate as of March 31, 2012.

3.1.13                                 Funding Notice; Funds Disbursement Instructions.  The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to the Credit Extension to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

3.1.14                                 Termination of Existing Credit Agreement.  Receipt by the Administrative Agent of evidence that the Existing Credit Agreement concurrently with the Closing Date is being terminated and all Liens, if any, securing obligations under the Existing Credit Agreement concurrently with the Closing Date are being released.

3.1.15                                 Other Documents.  Such other documents as any Lender or its counsel may have reasonably requested.

For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

3.2.                                               Each Credit Extension.  The Lenders shall not be required to make or continue any Loan or the Issuing Banks shall not be required to issue, increase, amend, extend or renew any Letter of Credit, unless on the applicable borrowing date or date of continuation or date of issuance:

3.2.1                                        No Default.  There exists no Default or Unmatured Default and no Default or Unmatured Default would result therefrom.

3.2.2                                        Warranties.  The representations and warranties contained in Article IV (other than Section 4.5) are true and correct as of such borrowing date or date of continuation, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.

3.2.3                                        Covenants.  All covenants made in the Credit Documents must have been complied with and shall have been complied with taking into account the funding of the requested Loan or the issuance of the requested Letter of Credit, except for any non-compliance that does not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in this Agreement.

3.2.4                                        Funding Notice.  The Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension.  Any Lender may require a duly completed Compliance Certificate as a condition to making or continuing a Loan or the issuance, increase, amendment, extension or renewal of any Letter of Credit by any Issuing Bank.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders and the Administrative Agent that:

4.1.                                               Corporate Existence and Standing.  Each of the Borrowers and its Significant Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

4.2.                                               Authorization and Validity.  The Borrowers have the corporate power and authority and legal right to execute and deliver the Credit Documents and to perform their obligations thereunder.  The execution and delivery by the Borrowers of the Credit Documents and the performance of their obligations thereunder have been duly authorized by proper corporate proceedings, and the Credit Documents constitute legal, valid and binding obligations of the Borrowers enforceable against the Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

4.3.                                               No Conflict; Government Consent.  Neither the execution and delivery by the Borrowers of the Credit Documents, nor the consummation of the transactions provided for therein, nor compliance with the provisions thereof, will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrowers or any of their Significant Subsidiaries or the Borrowers’ or any of their Significant Subsidiaries’ certificate or articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which the Borrowers or any of their Significant Subsidiaries are parties or are subject, or by which they, or their Property, are bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of the Borrowers or any of their Significant Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, other than such violations, conflicts or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No order, consent, notice, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Credit Documents, except such as would not have a Material Adverse Effect.

4.4.                                               Financial Statements.  The December 31, 2011 consolidated financial statements of PLC and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of PLC and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.  The December 31, 2011 consolidated financial statements of PLICO and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of PLICO and its Subsidiaries at such date and the consolidated results of the operations of PLICO and its Subsidiaries for the period then ended.

4.5.                                               Material Adverse Change.  Since December 31, 2011, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrowers and their Significant Subsidiaries which would have a Material Adverse Effect.

4.6.                                               Taxes.  The Borrowers and their Significant Subsidiaries have filed all United States federal tax returns and all other tax returns required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrowers or any of their Significant Subsidiaries, except with respect to such tax returns or such taxes, if any, as are not material or are being contested in good faith and as to which, in the good faith judgment of the Borrowers, adequate reserves have been provided.  The United States income tax returns of the Borrowers and their Significant Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2005.  To the best knowledge of the Borrowers, no tax liens have been filed with respect to any such taxes.  The charges, accruals and reserves on the books of the Borrowers and their Significant Subsidiaries with respect to any taxes or other governmental charges are adequate in the good faith judgment of the Borrowers.

4.7.                                               Litigation and Guaranteed Obligations Except as disclosed on Schedule 4.7 hereto, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened in writing against or affecting the Borrowers or any of their Significant Subsidiaries which could reasonably be expected to have a Material Adverse Effect.  The Borrowers have no material Guaranteed Obligations not provided for or disclosed in the financial statements referred to in Section 4.4.

4.8.                                               List of Significant Subsidiaries.  Schedule 4.8 hereto contains an accurate list of all of the now existing Significant Subsidiaries of the Borrowers, setting forth their respective jurisdictions of incorporation and the percentage of their respective capital stock owned by the Borrowers or other Subsidiaries.  All the issued and outstanding shares of capital stock of such Significant Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

4.9.                                               ERISA.  Each Plan complies in all material respects with all applicable requirements of law and regulations, and no ERISA Event has occurred or is reasonably expected to occur with respect to any Plan.  No Insufficiency exists with respect to any Plan.  Neither PLC nor any ERISA Affiliate is required to contribute to or has ever had a liability to a Multiemployer Plan.

4.10.                                        Accuracy of Information.  No information, exhibit or report furnished by the Borrowers or any of their Significant Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of, or compliance with, the Credit Documents contained any material misstatement of fact or purposely omitted to state a material fact.

4.11.                                        Regulation U.  No Borrower or Significant Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board).  No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board) in violation of applicable Law, including, without limitation, Regulation U issued by the Board.

4.12.                                        Material Agreements.  Neither the Borrowers nor any Significant Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect.  Neither the Borrowers nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.  Neither the Borrowers nor any Significant Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument evidencing or governing Indebtedness.

4.13.                                        Compliance With Laws.  The Borrowers and their Significant Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect.  Neither the Borrowers nor any Significant Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

4.14.                                        Investment Company Act.  Neither the Borrowers nor any Significant Subsidiary thereof is subject to regulation as an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

4.15.                                        Solvency.  Each Borrower and Significant Subsidiary is Solvent as of the date hereof and will remain Solvent upon the consummation of the transactions contemplated hereby.

4.16.                                        Insurance Licenses.  Each Significant Insurance Subsidiary holds active Licenses, and is authorized to transact insurance business, in each jurisdiction wherein it transacts any insurance business except where failure to do so could not reasonably be expected to have a Material Adverse Effect.  No such License is the subject of a proceeding for suspension or revocation, there is no sustainable basis for such suspension or revocation, and to the Borrowers’ knowledge no such suspension or revocation has been threatened by any Governmental Authority except where any such suspension or revocation could not reasonably be expected to have a Material Adverse Effect.

4.17.                                        Ownership of Properties.  On the Closing Date, the Borrowers and their Significant Subsidiaries have beneficial ownership of the property and assets reflected in the financial statements referred to in Section 4.4 as owned by them, free of all Liens other than Permitted Liens.

4.18.                                        Anti-Terrorism Laws.

(a)                                 No Borrower or any of its Significant Subsidiaries, or to the knowledge of the Borrowers based upon due diligence and personal background inquiries that are customarily performed by Borrowers in the ordinary course of business, any of the Affiliates or respective officers or directors of such Borrower, Significant Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws, or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 No Borrower or any of its Significant Subsidiaries, or to the knowledge of the Borrowers based upon due diligence and personal background inquiries that are customarily performed by Borrowers in the ordinary course of business, any of the Affiliates or respective officers or directors of such Borrower, Significant Subsidiary or Affiliate that is acting or benefiting in any capacity in connection with the Loans is a Blocked Person.

(c)                                  No Borrower or any of its Significant Subsidiaries, or to the knowledge of the Borrowers based upon due diligence and personal background inquiries that are customarily performed by Borrowers in the ordinary course of business, any of the Affiliates or respective officers or directors of such Borrower, Significant Subsidiary or Affiliate that is acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Blocked Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.19.                                        Default.  No Unmatured Default or Default has occurred and is continuing.

ARTICLE V

COVENANTS

Each Borrower covenants and agrees that until the Obligations shall have been paid in full in cash or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, such Borrower shall perform, and, where specifically required, shall cause each of its Subsidiaries (or specified type of Subsidiary) to perform, the covenants as set forth in this Article V.

5.1.                                               Financial Reporting.  PLC will maintain, for itself and each Consolidated Subsidiary, a system of accounting established and administered in accordance with GAAP and (where applicable) SAP, and furnish to the Lenders:

(i)            Within the later of (x) 95 days after the close of each of its fiscal years or (y) 5 days after the date such information is filed with the Securities and Exchange Commission or other relevant Governmental Authority, an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with GAAP (or, where applicable, SAP) on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and the Consolidated Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows (solely with respect to the consolidated statements), accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(ii)           Within 50 days after the close of each quarterly period of each of its fiscal years, for itself and the Consolidated Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a consolidated statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its Chief Financial Officer or Chief Accounting Officer.

(iii)          Together with the financial statements required hereunder, a Compliance Certificate in substantially the form attached hereto at Exhibit B signed by the Chief Financial Officer or Chief Accounting Officer of PLC showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)          In the event an Insufficiency exists, within 270 days after the close of each fiscal year, a statement of the Insufficiency with respect to each Plan, certified as correct by an actuary enrolled under ERISA.

(v)           Promptly upon the request of any of the Lenders, copies of all the most recent material reports and notices in connection with Plans that PLC or any Significant Subsidiary is required to file under ERISA with the Internal Revenue Service or the PBGC or the U.S. Department of Labor, or which PLC or any Significant Subsidiary receives from such Governmental Authorities.

(vi)          As soon as possible and in any event within 10 days after receipt by the Borrowers, a copy of (a) any notice or claim to the effect that the Borrowers or any of their Significant Subsidiaries are or may be liable to any Person as a result of the release by the Borrowers, any of their Significant Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrowers or any of their Significant Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vii)         Upon the earlier of (a) 15 days after the regulatory filing date or (b) 90 days after the close of each fiscal year of each Significant Insurance Subsidiary copies of the Annual Statement of each of the Significant Insurance Subsidiaries prepared on the NAIC annual statement blanks (or such other form as shall be required by the jurisdiction of incorporation of each such Significant Insurance Subsidiary), all such statements to be prepared in accordance with SAP consistently applied throughout the periods reflected therein with such prescribed or permitted practices as authorized by state regulatory authorities; and within 15 days after the regulatory filing date, copies of such Annual Statements certified by independent certified public accountants reasonably acceptable to the Lenders if such certification is so required by any Governmental Authority.

(viii)        Promptly upon the filing thereof, copies of all Forms 10Q and 10K (other than earnings press releases or filings made with respect to guaranteed investment contracts, funding agreements and similar instruments and agreements) that PLC or any Significant Subsidiary files with the Securities and Exchange Commission and, upon request, any Forms A and B that any Significant Insurance Subsidiary files with any insurance commission or department or analogous Governmental Authority.

(ix)          Promptly upon the Borrowers’ receipt thereof, copies of reports, notices, or claims prepared by or on behalf of any Governmental Authority with respect to any adverse action or event that has resulted in the reduction by 10% or more in the capital and surplus of any Significant Insurance Subsidiary.

(x)           Promptly and in any event within 10 days after learning thereof, notification of any change after the Closing Date of any rating given (a) by S&P or Moody’s with respect to PLC or any Significant Subsidiary or (b) by A.M. Best & Co. with respect to any Significant Insurance Subsidiary.

(xi)          Promptly notify the Administrative Agent and the Lenders of any issuance of equity by PLC, incurrence of Indebtedness in an amount in excess of $50,000,000, or disposition of tangible Property with a value in excess of $150,000,000.

(xii)         Promptly notify the Administrative Agent and the Lenders of any material change in accounting or financial reporting practices (which may be accomplished by providing the information required in clauses (vii) and (viii) of this Section or otherwise).

(xiii)        Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

5.2.                                               Use of Proceeds.  The Borrowers will, and will cause each Subsidiary to, use the proceeds of the Loans and to request the issuance of Letters of Credit for the purposes set forth in the Recitals.  The Borrowers will not, nor will they permit any Subsidiary to, use any of the proceeds of any Credit Extension to purchase or carry any “margin stock” (as defined in Regulation U) in violation of applicable Law.

5.3.                                               Notice of Default.  The Borrowers will give prompt notice in writing to the Administrative Agent and the Lenders of (i) the occurrence of any Default or Unmatured Default, ERISA Event and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, (ii) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by any Significant Insurance Subsidiary which is required to conduct insurance business in compliance with all applicable Laws and regulations, other than such expiration, revocation or suspension or institution of such proceedings that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) the receipt of any notice from any

Governmental Authority of the institution of any disciplinary proceedings against or with respect to any Significant Insurance Subsidiary, or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which is reasonably expected to have a Material Adverse Effect or (iv) any judicial or administrative order limiting or controlling the insurance business of any Significant Insurance Subsidiary (and not the insurance industry generally) which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect.

5.4.                                               Conduct of Business.  The Borrowers will, and will cause each Significant Subsidiary to, do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted except where such failure to do so would not have a Material Adverse Effect.  The Borrowers will cause each Significant Insurance Subsidiary to (i) carry on or otherwise be associated with the business of a licensed insurance carrier and (ii) do all things necessary to renew, extend and continue in effect all Licenses that may at any time and from time to time be necessary for such Significant Insurance Subsidiary to operate its insurance business in compliance with all applicable laws and regulations; provided, however, that any such Significant Insurance Subsidiary may withdraw from one or more states as an admitted insurer or change the state of its domicile, if such withdrawal or change is in the best interests of the Borrowers and such Significant Insurance Subsidiary.

5.5.                                               Taxes.  The Borrowers will, and will cause each Significant Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except where the failure to file has not had and would not reasonably be expected to have, a Material Adverse Effect, and except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

5.6.                                               Insurance.  The Borrowers will, and will cause each Significant Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all or substantially all of its Property in such amounts and covering such risks, and with such risk retention or self-insurance, as is consistent with sound business practice for Persons in substantially the same industry as the Borrowers or such Significant Subsidiary, and the Borrowers will furnish to any Lender upon request full information as to the insurance carried and any applicable risk retention or self-insurance.

5.7.                                               Compliance with Laws.  The Borrowers will, and will cause each Significant Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

5.8.                                               Maintenance of Properties.  The Borrowers will, and will cause each Significant Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where the failure to so maintain, preserve, protect and repair could not reasonably be expected to have a Material Adverse Effect.

5.9.                                               Inspection.  The Borrowers will, and will cause each Significant Subsidiary to, permit the Lenders, by their respective representatives and agents, upon reasonable notice to the Borrowers to make a reasonable inspection of any of the Property, corporate books and financial records of the Borrowers and each Significant Subsidiary, to examine and make copies of the books or accounts and other financial records of the Borrowers and each Significant Subsidiary, and to discuss the affairs, finances and accounts of the Borrowers and each Significant Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate, provided that the Lenders agree to keep this and all such information provided under this Agreement confidential.  The Borrowers shall maintain current books of record and account as Borrowers ordinarily maintain in the conduct of their respective businesses.

5.10.                                        Merger, Consolidation and Sale of Assets.  The Borrowers will not, nor will they permit any Significant Subsidiary to, merge or consolidate with or into, or sell, lease or otherwise transfer all or any Substantial Portion of its assets to any other Person, except that (a) either Borrower or a Significant Subsidiary may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) either Borrower or a Significant Subsidiary is the corporation surviving such merger (provided that in a merger of either Borrower and a Significant Subsidiary, such Borrower shall be the corporation surviving such merger) and (iii) immediately after giving effect to such merger, no Default shall have occurred and be continuing and (b) Subsidiaries (other than PLICO) may merge with one another or into either Borrower.  The foregoing limitation on merger and consolidation and the sale, lease or other transfer of assets shall not prohibit (i) sales of investment assets in the ordinary course of business and (ii) during any fiscal quarter, a merger, consolidation or any transfer of assets (in a single transaction or a series of related transactions) unless the aggregate assets that are the subject of such merger or consolidation or to be so transferred, when combined with all other assets transferred (including as the result of a merger or consolidation) during such fiscal quarter and the immediately preceding 3 fiscal quarters, constituted more than 15% of Consolidated Total Assets at the end of the most recent fiscal year.

5.11.                                        Liens.  PLC will not, nor will it permit any Significant Subsidiary to, create, incur or suffer to exist any Lien in, of or on any Property of PLC or a Significant Subsidiary, except for Permitted Liens.

5.12.                                        Adjusted Consolidated Net Worth.  PLC will maintain at all times Adjusted Consolidated Net Worth equal to not less than the sum of (i) $2,172,683,200 plus (ii) 25% of the Consolidated Net Income of PLC and its Subsidiaries as reflected in the financial statements, if positive, earned after March 31, 2012, through the last day of the most recent fiscal quarter for which statements were delivered or required to have been delivered to the Lenders pursuant to Section 5.1, taken as one accounting period, minus (iii) PLC’s consolidated allowance for potential future losses on investments in its investment portfolio not otherwise included for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220 at the end of such fiscal quarter.

5.13.                                        Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization.  PLC will maintain at all times a ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization of not more than 0.4 to 1.0.

5.14.                                        Total Adjusted Capital of PLICO.  PLICO will maintain at all times Total adjusted capital in an amount not less than 4.0 times PLICO’s Authorized Control Level RBC.  As used herein the terms “Total adjusted capital” and “Authorized Control Level RBC” have the meanings attributed thereto in Section 56-46-102 of the Tennessee Code Annotated (or, if PLICO is no longer domiciled in the state of Tennessee, the equivalent statutes and regulations in its then-current jurisdiction of domicile) as the same may be modified, supplemented or amended from time to time.

5.15.                                        Ratio of Unconsolidated Cash Inflow Available for Interest Expense to Adjusted Consolidated Interest Expense.  PLC will maintain, on a rolling four quarter basis, a ratio of (i) Unconsolidated Cash Inflow Available for Interest Expense to (ii) Adjusted Consolidated Interest Expense of not less than 2.0 to 1.0.

5.16.                                        Affiliates.  PLC will not, and will not permit any Significant Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make payments or transfer to, any Affiliate (other than a Wholly-Owned Subsidiary) except (i) any such transactions, payments or transfers with or to such Affiliates as are made in the ordinary course of business and pursuant to the reasonable requirements of PLC’s or such Significant Subsidiary’s business and upon fair and reasonable terms no less favorable to PLC’s or such Significant Subsidiary than PLC or such Significant Subsidiary would obtain in a comparable arms-length transaction and (ii) any such other transactions, payments or transfers with or to such Affiliates as could not reasonably be expected to have a Material Adverse Effect.

5.17.                                        Compliance with ERISA.  The Borrowers will not (i) terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrowers or an ERISA Affiliate to the PBGC; (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the opinion of the Lenders) risk of such a termination by the PBGC of any Plan so as to result in any material (in the opinion of the Lenders) liability of the Borrowers or any ERISA Affiliate to the PBGC; (iii) be an “employer” (as defined in Section 3(5) of ERISA), or permit any ERISA Affiliate to be an “employer”, required to contribute to any Multiemployer Plan; or (iv) fail to comply in all material respects with any laws or regulations applicable to any Plan.

5.18.                                        Payment of Obligations.  The Borrowers shall pay all amounts owed under the Obligations when due.

5.19.                                        Further Assurances.  The Borrowers shall cooperate with the Administrative Agent and the other parties to the Credit Documents to promptly cure any defects in the creation, issuance, or delivery of the Credit Documents.  The Borrowers at their expense will execute (or cause to be executed) and deliver to the Administrative Agent upon reasonable request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Credit Documents, or to correct any omissions in the Credit Documents, or to state more fully the Obligations and agreements set out in any of the Credit Documents, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith.

5.20.                                        Amendments to Organizational Agreements.  No Borrower shall, nor shall it cause any of its Subsidiaries to, amend or permit any amendments to its organizational documents if such amendment could reasonably be expected to have a Material Adverse Effect.

5.21.                                        Changes in Accounting Policies or Reporting Practices.  No Borrower shall change its accounting policies or reporting practices, unless in the case of PLC, such change is permitted by GAAP and in the case of PLICO, such change is permitted by SAP, and provided such change does not have the effect of curing or preventing what would otherwise be an Unmatured Default or a Default had such change not taken place.

ARTICLE VI

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

6.1.                                               Representations and Warranties.  Any representation or warranty made or deemed made by or on behalf of the Borrowers or any of their Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Loan or any certificate or written information delivered in connection with this Agreement or any other Credit Document shall be incorrect in any material respect on the date as of which made.

6.2.                                               Payments.  Nonpayment of principal of any Loan when due, or nonpayment of interest upon any Loan, the Facility Fees, amounts due under the Fee Letters, or any other Obligation under any of the Credit Documents, and the continuance of such breach for a period of three (3) Business Days after.

6.3.                                               Specific Covenants.  The breach by the Borrowers of any of the terms or provisions of Section 5.2, 5.10, 5.11, 5.12, 5.13 or 5.15.

6.4.                                               Other Covenants.  The breach by the Borrowers (other than a breach that constitutes a Default under Section 6.1, 6.2 or 6.3) of any of the terms or provisions of this Agreement, and the continuance of such breach for a period of thirty (30) days after there has been given, by registered or certified mail, to the Borrowers by the Administrative Agent a written notice specifying such breach and requiring it to be remedied and stating that such notice is a “notice of default” hereunder.

6.5.                                               Default on Other Indebtedness and Additional Amounts.  Failure of the Borrowers or, if such Indebtedness or the obligations described in clauses (2), (3) and (6) set forth in the last sentence of the definition of Indebtedness (collectively, the “Additional Amounts”) is recourse to the Borrowers, any of their Subsidiaries, to pay when due or within any applicable cure periods any Indebtedness (other than the Obligations) or the Additional Amounts, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or if any event or condition shall occur that results in any Indebtedness and Additional Amounts of the Borrowers or, if such Indebtedness and Additional Amounts is recourse to the Borrowers, any Subsidiary, in each case other than the Obligations, being declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment or a payment made in the ordinary course of business and pursuant to a contractual obligation) prior to the stated maturity thereof, if the aggregate amount of all such Indebtedness and Additional Amounts involved exceeds $50,000,000; or the Borrowers or, if such Indebtedness and Additional Amounts is recourse to the Borrowers, any of PLC’s Subsidiaries shall not pay, or admit in writing their inability to pay, their debts generally as they become due.

6.6.                                               Voluntary Petitions.  The Borrowers or any of their Significant Subsidiaries shall (i) have an order for relief entered with respect to them under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for them or any Substantial Portion of their Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate them bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of them or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding, filed against them, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 6.7.

6.7.                                               Involuntary Bankruptcy or Receivership Proceedings.  Without the application, approval or consent of the Borrowers or any of their Significant Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrowers or any of PLC’s Significant Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 6.6(iv) shall be instituted against the Borrowers or any of PLC’s Significant Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 30 consecutive days.

6.8.                                               Condemnation.  Any Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of (each a “Condemnation”), all or any portion of the Property of the Borrowers or any of PLC’s Significant Subsidiaries which, when taken together with all other Property of the Borrowers and PLC’s Significant Subsidiaries so condemned, seized, appropriated or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

6.9.                                               Undischarged Judgments.  The Borrowers, or if any such judgments are recourse to the Borrowers, any of PLC’s Subsidiaries, shall fail within 45 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000 which is not stayed on appeal or otherwise being appropriately contested in good faith.

6.10.                                        ERISA.  (i) Any ERISA Event shall have occurred or (ii) the sum of the aggregate Insufficiencies of all Plans shall exceed $30,000,000.

6.11.                                        Distribution Limitations.  Any Governmental Authority having jurisdiction shall prohibit or further limit the payment or distribution by PLICO or any other Significant Insurance Subsidiary to PLC of dividends, principal or interest payments or management fees, if such prohibition or further limitation could reasonably be expected to have a Material Adverse Effect.

6.12.                                        Environmental Investigation.  The Borrowers or any of PLC’s Subsidiaries shall be the subject of any proceedings or investigation of any toxic or hazardous waste or substance into the environment, or any violation of any federal, state or local environmental, health or safety law or regulation, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.13.                                        Change in Control.  Any Change in Control shall occur.

6.14.                                        Licenses.  Any License of any Significant Insurance Subsidiary held by such Insurance Subsidiary on the Closing Date or acquired by such Significant Insurance Subsidiary thereafter, the loss of which could reasonably be expected to have a Material Adverse Effect (i) shall be revoked by a final non-appealable order by the state that issued such License, or any action (whether administrative or judicial) to revoke such License shall have been commenced against such Insurance Subsidiary which shall not have been dismissed or contested in good faith within 30 days of the commencement thereof, (ii) shall be suspended by such state for a period in excess of 30 days or (iii) shall not be reissued or renewed by such state upon the expiration thereof following application for such reissuance or renewal by such Insurance Subsidiary.

6.15.                                        Tax Lien.  A federal tax lien shall attach against the Borrowers or any Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrowers or any Subsidiary under Section 4068 of ERISA in an amount that would have, in the reasonable judgment of the Lenders, a Material Adverse Effect and in either case such lien shall remain undischarged for a period of 60 days after the attachment or filing, as the case may be.

6.16.                                        Enforceability Contest.  Any Borrower or Subsidiary shall contest the validity or enforceability of any Credit Document or either Borrower shall deny it has any further liability or obligation under this Agreement or any other Credit Document.

ARTICLE VII

REMEDIES

7.1.                                               Remedies.  Upon the occurrence of any Default described in Section 6.6 or Section 6.7, automatically, and upon the occurrence and during the continuance of any other Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrowers by the Administrative Agent, (a) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of any Issuing Bank to issue, increase, amend, extend or renew any Letter of Credit shall immediately terminate; (b) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Borrowers:  (i) the unpaid principal amount of and accrued interest on the Loans and Letter of Credit Borrowings, and (ii) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2.2(c) or Section 2.3.5; and (c) the Administrative Agent shall direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Default specified in Section 6.6 and Section 6.7 to pay) to the Administrative Agent Cash Collateral, to be held as security for such Borrowers’ reimbursement obligations for an Issuing Bank’s Fronting Exposure in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time.  Notwithstanding anything herein or otherwise to the contrary, any Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 10.3.

7.2.                                               Application of Funds.  After the exercise of remedies provided for in Section 7.1 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest, Facility Fees and Letter of Credit Fees but including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19) payable to the Administrative Agent, the Issuing Banks or the Swingline Lender;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest, Facility Fees and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 2.17, Section 2.18 and Section 2.19), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees, Facility Fees and interest on the Loans, on the Letter of Credit Borrowings and on other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Hedge Agreement between the Borrowers or any of their Subsidiaries and any Lender, to the extent such Hedge Agreement is permitted hereunder, (c) payments of amounts due under any Cash Management Agreement between the Borrowers or any of their Subsidiaries and any Hedge Agreement Bank, and (d) the Administrative Agent for the account of the Issuing Banks, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after such Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

7.3.                                               Setoff.  Any Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits, or instruments that such Lender may have in its possession and which belong to any Borrower liable for the payment of any or all of the Obligations.

ARTICLE VIII

AGENCY

8.1.                                               Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Borrower nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

8.2.                                               Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary of the Borrowers or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3.                                               Exculpatory Provisions.

8.3.1                                        No Fiduciary Duties.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                                  shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

8.3.2                                        No Liability.  The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.1 and

10.3) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Unmatured Default unless and until notice describing such Unmatured Default is given to the Administrative Agent in writing by the Borrowers, a Lender or an Issuing Bank.

8.3.3                                        No Responsibility.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (b) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Default, (d) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (e) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4.                                               Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers and their Subsidiaries), independent accountants and other experts selected by it with respect to all matters pertaining to this Agreement and the other Credit Documents and its duties hereunder and thereunder, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.

8.5.                                               Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent; provided that the Administrative Agent’s delegation of duties to any sub-agent shall not relieve the Administrative Agent of any of its obligations under this Agreement.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

8.6.                                               Resignation of Administrative Agent.

8.6.1                                        Resignation.  The Administrative Agent may at any time give no less than sixty (60) days’ prior written notice of its resignation to the Lenders, the Issuing Banks and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  Such Resignation Effective Date shall not occur until the appointment of a successor Administrative Agent as provided in this Agreement.

8.6.2                                        Removal.  If the Person servicing as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, with the consent of the Borrowers, appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

8.6.3                                        Successor.  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article VIII and Section 10.26 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

8.7.                                               Non-Reliance on Administrative Agent and Other Lenders.  Each of the Lenders and the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders and the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

8.8.                                               No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Book Managers, Joint Lead Arrangers, Co-Documentation Agents or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

8.9.                                               Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.10 and Section 10.26) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 10.26).

ARTICLE IX

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATION

9.1.                                               Successors and Assigns Generally.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements made by or on behalf of the Borrowers, the Administrative Agent, the Issuing Banks or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns, except that neither the Borrowers nor any other Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.2, (ii) by way of participation in accordance with the provisions of Section 9.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.2.                                               Assignments By Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

9.2.1                                        Minimum Amounts.

(a)                                 in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)                                 in any case not described in Section 9.2.1(a), the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and in $1,000,000 increments thereafter), unless each of the Administrative Agent and, so long as no Default shall have occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

9.2.2                                        Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.

9.2.3                                        Required Consents.  No consent shall be required for any assignment except to the extent required by Section 9.2.1(b) and, in addition:

(a)                                 the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (i) a Default shall have occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender or an Affiliate of a Lender; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(b)                                 the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Commitments if such assignment is to a Person that is not a Lender with a Revolving Commitment or an Affiliate of such Lender;

(c)                                  the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which letters of credit are issued by it; and

(d)                                 the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment under which Swingline Loans are made by it.

9.2.4                                        Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

9.2.5                                        No Assignment to Borrowers, Affiliates or Subsidiaries.  No such assignment shall be made to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries.

9.2.6                                        No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

9.2.7                                        Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (a) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (b) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 9.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.20.2 and 10.26 with respect to facts and circumstances occurring prior to the effective date of such assignment.  The Borrowers will execute and deliver on request, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4.

9.3.                                               Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its office at the address set forth in Section 10.1.1 a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by each of the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

9.4.                                               Participations.

9.4.1                                        Participants.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall not be relieved of its obligations under the Credit Documents as a result of such participation, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.26.3 with respect to any payments made by such Lender to its Participants.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.3.2 and Section 10.3.3 that affects such Participant.

9.4.2                                        Entitled to Certain Benefits.  The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 (subject to the requirements and limitations of those Sections (it being understood that the documentation required to be delivered under Section 2.19.6 shall be delivered to such Lender that has sold the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.2; provided that such Participant agrees to be subject to the provisions of Section 2.20.2 as if it were an assignee under Section 9.2.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.26 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

9.4.3                                        No Greater Payment.  A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant.  Each Lender that sells a participation to a Participant agrees to use reasonable efforts to cooperate with the Borrowers, at the Borrowers’ request and expense, to effectuate the provisions of Section 2.20.2 with respect to such Participant; provided that Borrowers shall not be required to pay, and the applicable Lender shall pay, any fee or other negotiated amount which such Lender had agreed to pay to such Participant.

9.4.4                                        Participant Register.  Any Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register for the recordation of the name and address of each Participant, and the principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have an obligation to disclose the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except in connection with claims for benefits under Sections 2.17, 2.18 or 2.19 or to the extent that such disclosure is necessary to establish that the Loans or other obligations under this Agreement are in registered form for tax purposes under United States Treasury Regulation Section 5f.103-1(c).  The entries in the Participant Register shall be conclusive absent manifest error, and the Lender maintaining the Participant Register shall treat each person whose name is recorded in the register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent, in its capacity as such, shall have no responsibility for maintaining a Participant Register.

9.4.5                                        Withholding.  Each Lender that sells a participation shall (i) withhold or deduct from each payment to the holder of such participation the amount of any tax required under applicable Laws to be withheld or deducted from such payment and not withheld or deducted therefrom by the Borrowers or the Administrative Agent, (ii) pay the tax so withheld or deducted by it to the appropriate taxing authority in accordance with applicable Law and (iii) indemnify the Borrowers and the Administrative Agent for any losses, cost and expenses that they may incur as a result of any failure to so withhold or deduct and pay any such tax.

9.5.                                               Disclosure of Confidential Information.  Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to Section 9.2 or 9.4, disclose to such assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender.

9.6.                                               Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender without the consent of any Person, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE X

GENERAL PROVISIONS

10.1.                                        Notices.

10.1.1                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1.2), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Administrative Agent, the Borrowers or any other Borrower, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(b)                                 if to any Lender, any Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 10.1.2 below, shall be effective as provided in Section 10.1.2.

10.1.2                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or such Issuing Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.1.3                                 Change of Address, Etc.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.1.4                                 Platform.

(i)                                     Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)                                  The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Borrowers, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Borrower pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

10.2.                                        Renewal, Extension, or Rearrangement.  All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

10.3.                                        Amendments and Waivers.

10.3.1                                 Required Lenders’ Consent.  Subject to Section 10.3.2 and Section 10.3.3, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (a) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Bank, (b) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (c) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased, reduced or extended without the consent of such Lender, (d) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each

Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (e) the Required Lenders shall determine whether or not to allow any Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

10.3.2                                 Affected Lenders’ Consent.  Without the written consent of each Lender (other than a Defaulting Lender except as provided in Section 10.3.1(c) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(a)                                 extend the Revolving Commitment Termination Date;

(b)                                 waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 7.2, as applicable;

(c)                                  extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(d)                                 reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)                                  extend the time for payment of any such interest or fees;

(f)                                   reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit, including Letter of Credit Borrowings;

(g)                                  amend, modify, terminate or waive any provision of this Section 10.3.2 or Section 10.3.3 or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(h)                                 change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;

(i)                                     release any Borrower from its obligations hereunder;

(j)                                    consent to the assignment or transfer by the Borrowers of any of their rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder); or

(k)                                 alter the reduction of Revolving Commitments pursuant to Section 2.11.2 in a manner other than as specified therein.

10.3.3                                 Other Consents.  No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrowers therefrom, shall:

(a)                                 increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Unmatured Default or Default shall constitute an increase in any Revolving Commitment of any Lender;

(b)                                 amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans without the consent of the Swingline Lender;

(c)                                  amend, modify, terminate or waive any provision hereof affecting the rights or duties of an Issuing Bank under this Agreement without the consent of such Issuing Bank;

(d)                                 amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3.5 without the written consent of the Administrative Agent and of each Issuing Bank; or

(e)                                  amend, modify, terminate or waive any provision of this Section 10.3 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent, without the consent of the Administrative Agent.

10.3.4                                 Execution of Amendments, etc.  The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.  Except for actions expressly permitted to be taken by the Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Borrowers, and by the Required Lenders or all affected Lenders, as applicable.

10.4.                                        Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

This Agreement, the other Credit Documents and the Fee Letters, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article III, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or .pdf file shall be effective as delivery of a manually executed counterpart of this Agreement.

10.5.                                        Electronic Execution of Assignments and Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws.

10.6.                                        Consent to Jurisdiction.  Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Alabama sitting in Jefferson County, Alabama and of the United States District Court of the Northern District of Alabama, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Alabama State court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Borrower or its properties in the courts of any jurisdiction.

10.7.                                        No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrowers acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and each Joint Arranger, are arm’s-length commercial transactions between the Borrowers, on the one hand, and the Administrative Agent and each Joint Arranger, on the other hand, (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Borrowers is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) each of the Administrative Agent and the Joint Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any

Borrower or any of their Affiliates or any other Person and (ii) each of the Administrative Agent and the Joint Arrangers does not have any obligation to any Borrower or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) each of the Administrative Agent and the Joint Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and each of the Administrative Agent and the Joint Arrangers does not have any obligation to disclose any of such interests to any Borrower or its Affiliates.  To the fullest extent permitted by Law, each of the Borrowers hereby waives and releases, any claims that it may have against the Administrative Agent and the Joint Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.8.                                        Marshalling; Payments Set Aside.  Neither the Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment or payments to the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of the Issuing Banks or Lenders), or the Administrative Agent, the Issuing Banks or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.9.                                        Obligations Several; Independent Nature of Lenders’ Rights.  The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder.  Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.10.                                 Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Unmatured Default or Default if such action is taken or condition exists.

10.11.                                 Resignation As Swingline Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Regions assigns all of its Commitments and Loans pursuant to Section 9.2, Regions may, upon 30 days’ notice to the Borrowers, resign as the Swingline Lender.  In the event of any such resignation as the Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Regions as the Swingline Lender.  If a Swingline Lender resigns as the Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to the terms of this Agreement.

10.12.                                 Standard of Care: Limitation of Damages.  The Lenders, the Issuing Banks and the Administrative Agent shall be liable to the Borrowers only for matters arising from this Agreement or otherwise related to the Obligations resulting from such Lender’s or the Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction and not subject to any appeal or by settlement tantamount to such judgment, and liability for all other matters is hereby waived.  The Lenders, the Issuing Banks and the Administrative Agent shall not in any event be liable to the Borrowers for special, punitive or consequential damages (as opposed to direct or actual damages) arising from this Agreement or otherwise related to the Obligations.

10.13.                                 Incorporation of Schedules.  All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

10.14.                                 Indulgence Not Waiver.  The Lenders’, the Issuing Banks’ or the Administrative Agent’s indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice the Lenders’, the Issuing Banks’ or the Administrative Agent’s rights to declare a default or otherwise demand strict compliance with this Agreement.

10.15.                                 Cumulative Remedies.  The remedies provided the Lenders, the Issuing Banks and the Administrative Agent in this Agreement are not exclusive of any other remedies that may be available to the Lenders, the Issuing Banks and the Administrative Agent under any other document or at law or equity.

10.16.                                 Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Borrower set forth in Section 2.17.3, Section 2.18, Section 2.19, Section 10.26, Section 10.27, and Section 10.19 and the agreements of the Lenders and the Administrative Agent set forth in Section 2.14, Section 8.3 and Section 10.26.3 shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

10.17.                                 Usury Savings Clause.  Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Laws shall not exceed the Maximum Lawful Rate.  If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Maximum Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Maximum Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect.  In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Maximum Lawful Rate had at all times been in effect.  Notwithstanding the foregoing, it is the intention of the Lenders and each of the Borrowers to conform strictly to any applicable usury laws.  Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Lawful Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.18.                                 Entire Agreement.  This Agreement and the other written agreements among the Borrowers, the Lenders and the Administrative Agent represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provisions in this Agreement shall control.

10.19.                                 Severability.  Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

10.20.                                 Time of Essence.  Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

10.21.                                 Applicable Law.  The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of Alabama applicable to contracts executed and performed entirely within that state.

10.22.                                 Captions Not Controlling.  Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

10.23.                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.24.                                 Waiver of Venue.  Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in Section 10.6.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

10.25.                                 Termination.  The termination of this Agreement shall not affect any rights of the Borrowers, the Lenders, the Issuing Banks or the Administrative Agent or any obligation of the Borrowers, the Lenders, the Issuing Banks or the Administrative Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably paid in full.  The rights granted to the Administrative Agent for the benefit of the Lenders and the Issuing Banks hereunder and under the other Credit Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof or the Borrowers have furnished the Lenders with an indemnification satisfactory to the Lenders with respect thereto.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations unless otherwise provided herein.  Notwithstanding the foregoing, if after receipt of any payment of all or any part of the Obligations, the Administrative Agent, the Issuing Banks or the Lenders are for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrowers shall be liable to, and shall indemnify and hold the

Administrative Agent, the Issuing Banks and the Lenders harmless for, the amount of such payment surrendered until the Administrative Agent, the Issuing Banks and the Lenders shall have been finally and irrevocably paid in full.  The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Administrative Agent’s, the Issuing Banks’ or the Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.  If on any date on which the Borrowers wish to pay the Obligations in full and terminate this Agreement, there are any outstanding Letters of Credit, the Borrowers shall, unless otherwise agreed by the Administrative Agent in its sole discretion, make a cash prepayment to the Administrative Agent on such date in an amount equal to the then outstanding Letter of Credit Obligations, and the Administrative Agent shall hold such prepayment in an interest bearing cash collateral account in the name and under the sole control of the Administrative Agent (which account shall bear interest at the Administrative Agent’s then current rate for such accounts) as security for the Letter of Credit Obligations.  To the extent allowed by Law, such account shall not constitute an asset of the Borrowers, or any of them, subject to their rights therein under this Section 10.25.  The Administrative Agent shall from time to time debit such account for the payment of the Letter of Credit Obligations as the same become due and payable and shall promptly refund any excess funds (including interest) held in said account to the Borrowers if and when no Letter of Credit Obligations remain outstanding hereunder and all of the Obligations have been paid in full.  The Borrowers shall remain liable for any Obligations in excess of the amounts paid from such account.

10.26.                                 Expenses; Indemnity.

10.26.1                          Costs and Expenses.  The Borrowers shall pay, without duplication of any other amounts otherwise payable hereunder, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

10.26.2                          Indemnification by Borrowers.  The Borrowers shall indemnify the Administrative Agent, the Issuing Banks, the Joint Arrangers and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, including any of the foregoing relating to any actual or alleged presence or release of hazardous waste, substance or materials on or from any property owned or operated by the Borrowers or its Subsidiaries, or any environmental liability or violation of any federal, state or local environmental, health or safety law or regulation related in any way to the Borrowers or its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any such claim, litigation, investigation or proceeding is brought by the Borrowers, their equity holders, their Affiliates or any other Person; provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to such losses, claims, damages, liabilities or related expenses resulting from the gross negligence or willful misconduct of such Indemnitee or its Related Parties as determined by a court of competent jurisdiction by a final and nonappealable judgment or disputes that are solely between Indemnitees where the corresponding losses, claims, damages, liabilities and related expenses do not directly relate to an act or omission by any Borrower or their Subsidiaries.

10.26.3                          Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to pay any amount required under Section 10.26.1 and 10.26.2 to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the applicable Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or such Issuing Bank in connection with such capacity.  The obligations of the Lenders under this Section 10.26.3 are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

10.26.4                          Payments.  All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

10.26.5                          Survival.  The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, any Issuing Bank, the Swingline

Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

10.27.                                 Set Off.  If a Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Credit Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each of the Lenders and the Issuing Banks agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.28.                                 Treatment of Certain Information.

10.28.1                          Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder; (g) with the consent of the Borrowers; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

10.28.2                          Information.  For purposes of this Section, “Information” means all information received from the Borrowers or any of their Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers or any of their Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.29.                                 US PATRIOT Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “US PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Borrower which information includes the name of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the US PATRIOT ACT, and each Borrower agrees to provide such information from time to time to such Lender and the Administrative Agent, as applicable.

[signatures on following pages]

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Administrative Agent have executed this Agreement.

PROTECTIVE LIFE CORPORATION

By:

Print Name:

Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:

Print Name:

Title:

2801 Highway 280 South
Birmingham, Alabama 35223

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified below (the “Assignor”) and the Assignee identified below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit Agreement (including without limitation any Letters of Credit, guarantees, and Swingline Loans), and (ii) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignors:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignees:

[for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower(s):

4.	Administrative Agent:	Regions Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The $750,000,000 Credit Agreement dated as of July         , 2012 among Protective Life Corporation, Protective Life Insurance Company, the Lenders parties thereto, Regions Bank, as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest[s]:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
$	$		%
$	$		%
$	$		%

[7.	Trade Date:	]

[Page break]

Effective Date:                                      , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By:
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor[s].  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrowers, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.                            Assignee[s].  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Alabama.

EXHIBIT B

COMPLIANCE CERTIFICATE

To:                             The Lenders named in the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated July         , 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) between Protective Life Corporation, a Delaware corporation (“PLC”) and Protective Life Insurance Company, a Tennessee corporation (“PLICO”; PLC and PLICO are sometimes together referred to as the “Borrowers”), the Lenders named therein and Regions Bank, as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES ON BEHALF OF THE BORROWERS THAT:

1.                                      I am the duly elected                                                                           of PLC.

2.                                      I have reviewed the terms of the Agreement and have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrowers and their Subsidiaries during the accounting period covered by the attached financial statements.

3.                                      The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

4.                                      Schedule I attached hereto sets forth financial data and computations evidencing the Borrowers’ compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                            day of                      , 20           .

of Protective Life Corporation

SCHEDULE I TO COMPLIANCE CERTIFICATE

Schedule of Compliance as of [Insert date of end of fiscal quarter]
with provisions of 5.12, 5.13, 5.14 and 5.15 of the Agreement

1.	Section 5.12 - Adjusted Consolidated Net Worth

	A.	Consolidated Net Worth	$

	B.	Adjustments, if any, for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220	$

	C.	Adjusted Consolidated Net Worth (A excluding B)	$

	D.	$2,172,683,200		$2,172,683,200

	E.	Cumulative Consolidated Net Income earned after March 31, 2012 (if positive)	$

	F.	25% of E	$

G.

PLC’s consolidated allowance for potential future losses on investments in its investment portfolio not otherwise included for unrealized net gains and losses on assets held for sale pursuant to FASB ASC 320 and accumulated other comprehensive income pursuant to FASB ASC 220 (through the date of determination of the amount identified in E)

$

	H.	D plus F minus G	$

	I.	C minus H
		(Must be greater than or equal to 0)	$

Complies Does not comply

2.	Section 5.13 - Ratio of Adjusted Consolidated Indebtedness to Consolidated Capitalization

	A.	Consolidated Indebtedness	$

		1.	Borrowed money, obligations secured by Liens and obligations evidenced by notes, etc.	$

		2.	Deferred purchase of property or services (other than accounts payable in the ordinary course of business)	$

		3.	Capitalized Lease
			Obligations	$

		4.	Letters of Credit	$

		5.	Synthetic Lease Obligations	$

		6.	Guaranteed Obligations	$

	B.	Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products		$

	C.	Adjusted Consolidated Indebtedness (A minus B)		$

	D.	Consolidated Capitalization

		(i)	Adjusted Consolidated Net Worth	$

		(ii)	Adjusted Consolidated Indebtedness (C)	$

		(iii)	Sum of (i) and (ii)	$

	E.	Ratio of C to D		:1.0

	F.	Permitted Ratio	No more than 0.4:1.0

Complies Does not comply

3.	Section 5.14 - PLICO’s Total Adjusted Capital

	A.	PLICO’s Total Adjusted Capital		$
(See attached Exhibit A)

	B.	PLICO’s Authorized Control Level Risk-Based Capital				$

	C.	4.0 times B				$

	D.	A minus C (must be greater than or equal to 0)				$

Complies Does not comply

4.	Section 5.15 - Ratio of Unconsolidated Cash Inflow Available for Interest Expense to Adjusted Consolidated Interest Expense

	A.	Unconsolidated Cash Inflow Available for Interest Expense (for the four fiscal quarters ended , 20 )

(i)

Interest and principal received by PLC from Subsidiaries during four fiscal quarters ending on the last day of the most recently ended fiscal quarter (excluding interest and principal on Reserve Financing Notes excluded from the definition of Indebtedness)

$

			1.	Interest	$
			2.	Principal	$

		(ii)	Gross management fees received by PLC from Subsidiaries during four fiscal quarters ending on the last day of the most recently ended fiscal quarter			$

		(iii)	PLC’s operating and administrative expenses during four fiscal quarters ending on the last day of the most recently ended fiscal quarter (excluding interest expense)			$

		(iv)	Net management fees received by PLC from Subsidiaries during four fiscal quarters ending on the last day of the most recently ended fiscal quarter ((ii) minus (iii))			$

		(v)	Dividends permitted to be distributed by Subsidiaries to PLC during this year (see attached Exhibit B)			$

(vi) Other income of PLC (Describe:
$

	(vii) Sum of (i), (iv), (v) and (vi)	$

B.	Consolidated Interest Expense of PLC and its Subsidiaries during four fiscal quarters ending on the last day of the most recently ended fiscal quarter	$

C.

Interest on Short-Term Indebtedness for advance fundings of guaranteed investment contracts, annuities and other similar insurance and investment products during four fiscal quarters ending on the last day of the most recently ended fiscal quarter

$

D.	Adjusted Consolidated Interest Expense (B minus C)	$

E.	Ratio of A to D	:1.0

F.	Permitted Ratio	Greater than or equal to 2.0:1.0

Complies Does not comply

EXHIBIT C

CONVERSION/CONTINUATION NOTICE

TO:	Regions Bank, Administrative Agent

LENDERS:	Lenders who are parties to the Credit Agreement described below

DATE:	, 20

BORROWER:	Protective Life Corporation (“PLC”) and Protective Life Insurance Company (“PLICO”; together with PLC referred to herein as the “Borrowers”)

This notice is delivered under the Credit Agreement (the “Credit Agreement”) dated July         , 2012, between Borrowers, the Lenders named therein and Regions Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

Borrower requests a [conversion][continuation] of a Loan under the Credit Agreement as follows:

Credit Date(1)	,
Amount of Borrowing
Portion of Borrowing to be borrowed by PLICO
Type of Borrowing(2)
For conversion to or continuation of Adjusted LIBOR
Rate Loans, the Interest Period(3)	months

Select one:

The proceeds of the requested Adjusted LIBOR Loan shall be applied to the payment of Borrower’s existing Base Rate Loan, this new Loan being a conversion of a Base Rate Loan to an Adjusted LIBOR Rate Loan.

Date:
Amount:

(1)  Next Business Day for Base Rate Loans, third following Business Day for Adjusted LIBOR Rate Loans.

(2)  Adjusted LIBOR Rate or Base Rate Loan.

(3)  1, 2, 3 or 6 months.

The proceeds of the requested Adjusted LIBOR Rate Loan shall be applied to the payment of the following Adjusted LIBOR Rate Loan, subject to all requirements of the Credit Agreement, this new Loan being a continuation of an Adjusted LIBOR Rate Loan as a new Adjusted LIBOR Rate Loan:

Date:

Amount:

Interest Period:

The proceeds of the requested Base Rate Loan shall be applied to the payment of the following Adjusted LIBOR Rate Loan, subject to all requirements of the Credit Agreement, this new Loan being a conversion of an Adjusted LIBOR Rate Loan to a Base Rate Loan:

Date:

Amount:

Interest Period:

Borrower certifies that on the date hereof and on the date of the above Credit Date, after giving effect to the requested Loan, (a) all of the representations and warranties in the Credit Documents (other than Section 4.5) will be true and correct in all material respects, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in the Credit Agreement, (b) no Default or Unmatured Default will exist, and (c) all conditions to Borrower’s right to receive the requested Loan under the Credit Agreement have been satisfied.

PROTECTIVE LIFE CORPORATION

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT D

FUNDING NOTICE

TO:	Regions Bank, Administrative Agent

LENDERS:	Lenders who are parties to the Credit Agreement described below

DATE:	, 20

BORROWER:	Protective Life Corporation (“PLC”) and Protective Life Insurance Company (“PLICO”; together with PLC referred to herein as the “Borrower”)

This notice is delivered under the Credit Agreement (the “Credit Agreement”) dated July         , 2012, between Borrower, the Lenders named therein and Regions Bank, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement have the same meanings when used — unless otherwise defined — in this request.

Borrower requests a Loan under the Credit Agreement as follows:

Credit Date(1)	,
Amount of Borrowing
Portion of Borrowing to be borrowed by PLICO
Type of Borrowing(2)
For Adjusted LIBOR Rate Loans, the Interest Period(3)	months

The proceeds of the requested Revolving Loan shall be disbursed to Borrower as provided in the Credit Agreement.

(1)  Next Business Day for Base Rate Loans, third following Business Day for Adjusted LIBOR Rate Loans.

(2)  Adjusted LIBOR Rate or Base Rate Loan.

(3)  1, 2, 3 or 6 months.

Borrower certifies that on the date hereof and on the date of the above Credit Date, after giving effect to the requested Loan, (a) all of the representations and warranties in the Credit Documents (other than Section 4.5) will be true and correct in all material respects, except for (i) those representations and warranties that were made as of a specified earlier date, which representations and warranties shall have been true and correct as of such earlier specified date, and (ii) changes in facts or circumstances that have previously been disclosed in writing to the Administrative Agent and the Lenders and do not constitute a Default or Unmatured Default that has not otherwise been waived or cured pursuant to the requirements set forth in the Credit Agreement, (b) no Default or Unmatured Default will exist, and (c) all conditions to Borrower’s right to receive the requested Loan under the Credit Agreement have been satisfied.

PROTECTIVE LIFE CORPORATION

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT E

ISSUANCE NOTICE

Date:                              , 201

To: Regions Bank, as Administrative Agent

Re: Credit Agreement dated as of July       , 2012 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) between Protective Life Corporation, a Delaware corporation (“PLC”), Protective Life Insurance Company, a Tennessee corporation (“PLICO”; PLC and PLICO are sometimes referred to as the “Borrower”) the Lenders named therein and Regions Bank, as Administrative Agent for the Lenders. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.3.2 of the Credit Agreement, the undersigned hereby desires a Letter of Credit to be issued by                            (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on                            , 20       (the “Credit Date”) in an aggregate face amount of $                    .  The portion of the Letter of Credit to be issued for the account of PLICO is $                    .

Attached hereto for each such Letter of Credit is a Letter of Credit Application.

The undersigned Borrower hereby represents and warrants that after issuing such Letter of Credit requested on the Credit Date, in no event shall (x) the Outstanding Amount of the Revolving Obligations exceed the Revolving Commitments then in effect, nor (y) the Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit then in effect.

The undersigned Borrower hereby represents and warrants that each of the applicable conditions set forth in Section 3.2 of the Credit Agreement has been satisfied on and as of the date of such issuance of such Letter of Credit on the Credit Date.

PROTECTIVE LIFE CORPORATION

By:
Name:
Title:

PROTECTIVE LIFE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT F

ADDITIONAL PERMITTED LIENS

1.  Lien in favor of LaSalle Bank National Association, as Trustee for Protective Finance Corporation REMIC, Commercial Mortgage Pass-Through Certificates, Series 2007-PL, Protective Finance Corporation or either of their successors and assigns, as described in that certain UCC Financing Statement filed with the Tennessee Secretary of State on December 26, 2007 bearing filing number 207-092030, including all attachments and addenda thereto, and all continuations, extensions and renewals thereof.

EXHIBIT 2.5.2A

REVOLVING LOAN NOTE

$	Birmingham, Alabama
July , 2012

FOR VALUE RECEIVED, PROTECTIVE LIFE CORPORATION, a Delaware corporation (“PLC”) and PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation (“PLICO”; PLC and PLICO are sometimes together referred to as “Borrower”), hereby promise to pay, subject to the limitations set forth in Section 2.21 of the Credit Agreement (as hereinafter defined) with respect to PLICO, to the order of                              (“Payee”), the sum of                                 Dollars ($              ),or as much thereof as may be outstanding from time to time, together with interest thereon as provided in that certain Credit Agreement of even date herewith executed by and among Borrower, Payee and the several lenders from time to time party thereto and Regions Bank, as administrative agent, as it may be amended or restated from time to time (the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Credit Agreement.

This Note evidences the “Revolving Loans,” as defined in the Credit Agreement. Reference is made to the Credit Agreement for the terms of payment of principal and interest hereunder, for a description of the rights of the “Administrative Agent” as defined in the Credit Agreement, to enforce this Note, and for additional provisions regarding additional payments, prepayment, draws and other terms and conditions applicable to the indebtedness evidenced by this Note.  As provided in the Credit Agreement, all remaining principal, interest and expenses outstanding hereunder or under the Credit Agreement shall become finally due on the Revolving Commitment Termination Date.

As provided in the Credit Agreement, interest hereunder shall be calculated based upon a 360-day year and actual days elapsed.  As also provided further in the Credit Agreement, the interest rate required hereby shall not exceed the maximum rate permissible under applicable Law, and any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to the Borrower, at the option of the holder of this Note.

Subject to the provisions of the Credit Agreement, Borrower may borrow, repay and reborrow amounts hereunder from time to time, provided that Borrower is not in default hereunder or under the Credit Agreement (unless such default is waived) and provided that all conditions to Payee’s obligation to fund advances as set forth in the Credit Agreement are satisfied.  Payee shall have no liability for its refusal to advance funds hereunder following a determination that any condition precedent to the making of an advance has not been satisfied.

Payee’s records of the amounts advanced hereunder shall be conclusive proof thereof, absent manifest error.

All amounts due under this Note are payable in lawful money of the United States of America, at the principal place of business of the Administrative Agent in Atlanta, Georgia, or at such other address as the Administrative Agent may direct.

To the extent permitted by applicable Law, Borrower shall pay to the holder hereof (“Holder”) a late charge equal to five percent (5%) of any payment which is past due for a period of twelve (12) or more days, in order to cover the additional expenses incident to the handling and processing of delinquent payments.

The occurrence of a Default under the Credit Agreement shall constitute a Default under this Note.

Upon the occurrence of a Default, the Holder may, at its option and without notice (except as provided in the Credit Agreement), acting through the Administrative Agent as provided in the Credit Agreement, declare all Obligations to be presently due and payable, and Holder may enforce any remedies available to Holder under any Credit Document.  Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one.  Upon Default, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due Holder shall bear interest at the Default Rate, as defined in the Credit Agreement.

All amounts received for payment of this Note shall be applied in accordance with the Credit Agreement.

Borrower and all sureties, guarantors, endorsers and other parties to this Note hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waive demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law, except as set forth in the Credit Agreement.  All parties hereto waive the defense of impairment of collateral and all other defenses of suretyship, if applicable.

Borrower and all sureties, guarantors, endorsers and other parties hereto agree to pay reasonable attorneys’ fees and all court and other costs that Holder may incur in the course of efforts to collect the debt evidenced hereby, to the extent permitted by the Credit Agreement.

The validity and construction of this Note shall be determined according to the laws of Alabama applicable to contracts executed and performed within that state and applicable federal law.  If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

Words used herein indicating gender or number shall be read as context may require.

PROTECTIVE LIFE CORPORATION

By:
Title:

Taxpayer Identification Number: 95-2492236

PROTECTIVE LIFE INSURANCE COMPANY

By:
Title:

Taxpayer Identification Number: 63-0169720

EXHIBIT 2.5.2B

SWINGLINE NOTE

$20,000,000	Birmingham, Alabama
July , 2012

FOR VALUE RECEIVED, PROTECTIVE LIFE CORPORATION, a Delaware corporation (“PLC”) and PROTECTIVE LIFE INSURANCE COMPANY, a Tennessee corporation (“PLICO”; PLC and PLICO are sometimes together referred to as “Borrower”), hereby promise to pay, subject to the limitations set forth in Section 2.21 of the Credit Agreement (as hereinafter defined) with respect to PLICO, to the order of REGIONS BANK, an Alabama banking corporation (“Payee”), the sum of Twenty Million and No/100 Dollars ($20,000,000.00), or as much thereof as may be outstanding from time to time, together with interest thereon as provided in that certain Credit Agreement of even date herewith executed by and among Borrower, Payee and the other several lenders from time to time party thereto and Regions Bank, as administrative agent, as it may be amended or restated from time to time (the “Credit Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to those terms in the Credit Agreement.

This Note evidences the “Swingline Loans,” as defined in the Credit Agreement.  Reference is made to the Credit Agreement for the terms of payment of principal and interest hereunder, for a description of the rights of the “Administrative Agent” as defined in the Credit Agreement, to enforce this Note, and for additional provisions regarding additional payments, prepayment, draws and other terms and conditions applicable to the indebtedness evidenced by this Note.  As provided in the Credit Agreement, (i) all remaining principal, interest and expenses outstanding hereunder or under the Credit Agreement shall become finally due on the Termination Date, and (ii) the sum of the outstanding principal balance hereunder and under the Revolving Credit Loan may not exceed the Aggregate Revolving Credit Commitments at any time.

As provided in the Credit Agreement, interest hereunder shall be calculated based upon a 360-day year and actual days elapsed. As also provided further in the Credit Agreement, the interest rate required hereby shall not exceed the maximum rate permissible under applicable Law, and any amounts paid in excess of such rate shall be applied to reduce the principal amount hereof or shall be refunded to the Borrower, at the option of the holder of this Note.

Subject to the provisions of the Credit Agreement, Borrower may borrow, repay and reborrow amounts hereunder from time to time, provided that Borrower is not in default hereunder or under the Credit Agreement (unless such default is waived) and provided that all conditions to Payee’s obligation to fund advances as set forth in the Credit Agreement are satisfied.  Payee shall have no liability for its refusal to advance funds hereunder following a determination that any condition precedent to the making of an advance has not been satisfied.

Payee’s records of the amounts advanced hereunder shall be conclusive proof thereof, absent manifest error.

All amounts due under this Note are payable in lawful money of the United States of America, at the principal place of business of the Administrative Agent in Atlanta, Georgia, or at such other address as the Administrative Agent may direct.

To the extent permitted by applicable Law, Borrower shall pay to the holder hereof (“Holder”) a late charge equal to five percent (5%) of any payment which is past due for a period of twelve (12) or more days, in order to cover the additional expenses incident to the handling and processing of delinquent payments.

The occurrence of a Default under the Credit Agreement shall constitute a Default under this Note.

Upon the occurrence of a Default, the Holder may, at its option and without notice (except as provided in the Credit Agreement), acting through the Administrative Agent as provided in the Credit Agreement, declare all Obligations to be presently due and payable, and Holder may enforce any remedies available to Holder under any Credit Document.  Holder may waive any default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default, this right being a continuing one.  Upon Default, the remaining unpaid principal balance of the indebtedness evidenced hereby and all expenses due Holder shall bear interest at the Default Rate, as defined in the Credit Agreement.

All amounts received for payment of this Note shall be applied in accordance with the Credit Agreement.

Borrower and all sureties, guarantors, endorsers and other parties to this Note hereby consent to any and all renewals, waivers, modifications, or extensions of time (of any duration) that may be granted by Holder with respect to this Note and severally waive demand, presentment, protest, notice of dishonor, and all other notices that might otherwise be required by law, except as set forth in the Credit Agreement.  All parties hereto waive the defense of impairment of collateral and all other defenses of suretyship, if applicable.

Borrower and all sureties, guarantors, endorsers and other parties hereto agree to pay reasonable attorneys’ fees and all court and other costs that Holder may incur in the course of efforts to collect the debt evidenced hereby, to the extent permitted by the Credit Agreement.

The validity and construction of this Note shall be determined according to the laws of Alabama applicable to contracts executed and performed within that state and applicable federal law. If any provision of this Note should for any reason be invalid or unenforceable, the remaining provisions hereof shall remain in full effect.

Words used herein indicating gender or number shall be read as context may require.

PROTECTIVE LIFE CORPORATION

By:
Title:

Taxpayer Identification Number: 95-2492236

PROTECTIVE LIFE INSURANCE COMPANY

By:
Title:

Taxpayer Identification Number: 63-0169720

EXHIBIT 2.19.6

U.S. TAX COMPLIANCE CERTIFICATE

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July        , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation and Protective Life Insurance Company, as Borrowers, Regions Bank and the several lenders from time to time party thereto, as Lenders, and Regions Bank, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN in connection with claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July          , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation and Protective Life Insurance Company, as Borrowers, Regions Bank and the several lenders from time to time party thereto, as Lenders, and Regions Bank, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code].

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN in connection with claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July       , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation and Protective Life Insurance Company, as Borrowers, Regions Bank and the several lenders from time to time party thereto, as Lenders, and Regions Bank, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July        , 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Protective Life Corporation and Protective Life Insurance Company, as Borrowers, Regions Bank and the several lenders from time to time party thereto, as Lenders, and Regions Bank, as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.19 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

SCHEDULE 4.7

A number of judgments have been returned against insurers, broker-dealers, and other providers of financial services involving, among other things, sales, underwriting practices, product design, product disclosure, product administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the company does business, payment of sales or other contingent commissions, and other matters. Often these legal proceedings have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given legal proceeding. Arbitration awards are subject to very limited appellate review. In addition, in some legal proceedings, companies have made material settlement payments. In some instances, substantial judgments may be the result of a party’s perceived ability to satisfy such judgments as opposed to the facts and circumstances regarding the claims.

Group health coverage issued through associations and credit insurance coverages have received some negative publicity in the media as well as increased regulatory consideration and review and litigation. The Company has a small closed block of group health insurance coverage that was issued to members of an association; a purported class action lawsuit is currently pending against the Company in connection with this business.

A number of lawsuits and investigations regarding the method of paying claims have been initiated against life insurers. The Company offers payment methods that may be similar to those that have been the subject of such lawsuits and investigations.

The Company, like other financial services companies in the ordinary course of business, is involved in legal proceedings and regulatory actions. The occurrence of such matters may become more frequent and/or severe when general economic conditions have deteriorated. The Company may be unable to predict the outcome of such matters and may be unable to provide a reasonable range of potential losses. Given the inherent difficulty in predicting the outcome of such matters, it is possible that an adverse outcome in certain such matters could be material to the Company’s results for any particular reporting period.

Publicly held companies in general and the financial services and insurance industries in particular are sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other publicly held companies and/or financial service providers, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or the Company. From time to time, the Company receives subpoenas, requests, or other inquires and responds to them in the ordinary course of business.

The Company is subject to government regulation in each of the states in which it conducts business. In many instances, the regulatory models emanate from the National Association of Insurance Commissioners (“NAIC”). Such regulation is vested in state agencies having broad administrative and in some instances discretionary power dealing with many aspects of the Company’s business, which may include, among other things, premium rates and increases thereto, underwriting practices, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, capital adequacy, claims practices and the remittance of unclaimed property, and is concerned primarily with the protection of policyholders, other customers, beneficiaries and other parties rather than shareowners. In addition, some state insurance departments may enact rules or regulations with extra-territorial application, effectively extending their jurisdiction to areas such as permitted insurance company investments that are normally the province of an insurance company’s domiciliary state regulator. At any given time, a number of financial, market conduct, or other examinations or audits of the Company’s subsidiaries may be ongoing. It is possible that any examination or audit may result in payments of fines and penalties, payments to customers, or both, as well as changes in systems or procedures, any of which could have a material adverse effect on the Company’s financial condition or results of operations. The Company’s insurance subsidiaries are required to obtain state regulatory approval for rate increases for certain health insurance products, and the Company’s profits may be adversely affected if the requested rate increases are not approved in full by regulators in a timely fashion.

State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on the Company’s financial condition and results of operations. The NAIC may also be influenced by the initiatives and regulatory structures or schemes of international regulatory bodies, and those initiatives or regulatory structures or schemes may not translate readily into the regulatory structures or schemes or the legal system (including the interpretation or application of standards by juries) under which U.S. insurers must operate. Application of such initiatives or regulatory structures or schemes to the Company could have a material adverse effect on the Company’s financial condition and results of operations.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Although some NAIC pronouncements may take effect automatically without affirmative action by the states, the NAIC is not a governmental entity and its processes and procedures do not comport with those to which governmental entities typically adhere. Therefore, it is possible that actions could be taken by the NAIC that are effective immediately without the procedural safeguards that would be present if governmental action was required. In addition, with respect to some financial regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor the action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. The Company is also subject to the risk that compliance with any particular regulator’s interpretation of a legal, accounting or actuarial issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is an additional risk that any particular regulator’s interpretation of a legal, accounting or actuarial issue may change over time to the Company’s detriment, or that changes to the overall legal or market environment may cause the Company to change its practices in ways that may, in some cases, limit its growth or profitability. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements. Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products.

The NAIC has announced more focused inquiries on certain matters that could have an impact on the Company’s financial condition and results of operations. Such inquiries concern, for example, examination of statutory accounting disclosures for separate accounts, insurer use of captive reinsurance companies, certain aspects of insurance holding company reporting and disclosure, reserving for universal life products with secondary guarantees, and reinsurance. In addition, the NAIC continues to consider various initiatives to change and modernize its financial and solvency regulations. It is considering changing to a principles-based reserving method for life insurance and annuity reserves, changes to the accounting and risk-based capital regulations, changes to the governance practices of insurers, and other items. Some of these proposed changes would require the approval of state legislatures. The Company cannot provide any estimate as to what impact these more focused inquiries or proposed changes, if they occur, will have on its product mix, product profitability, reserve requirements, financial condition or results of operations.

A number of U.S. jurisdictions are auditing certain of the Company’s subsidiaries for compliance with unclaimed property laws. The New York Insurance Department has issued a letter requiring life insurers doing business in New York, which includes certain of the Company’s subsidiaries, to use data available on the U.S. Social Security Administration’s Death Master File or a similar database to identify instances where amounts under life insurance policies, annuities, and retained asset accounts are payable, to locate and pay beneficiaries under such contracts, and to report the results of the use of the data. It is possible that other jurisdictions may pursue similar investigations or inquiries, or issue directives similar to the New York Insurance Department’s letter. Life insurance industry associations and regulatory associations are also considering these matters. The National Conference of Insurance Legislators (“NCOIL”) has adopted the Model Unclaimed Life Insurance Benefits Act (“Model Act”) and legislation is currently pending in several states that is substantially similar to the Model Act adopted by NCOIL. As proposed, the Model Act would impose new requirements on insurers to periodically compare their in-force life insurance and annuity policies against the Death Master File, investigate any identified matches to confirm the death of the insured and determine whether benefits are due and attempt to locate the beneficiaries of any benefits that are due or, if no beneficiary can be located, escheat the benefit to the state as unclaimed property. Other states in which the Company does business may also consider adopting legislation similar to the Model Act. The Company cannot predict whether such legislation will be proposed or enacted.

It is possible that the audits and related activity and/or the enactment of state laws similar to the Model Act could result in additional payments to beneficiaries, additional escheatment of funds deemed abandoned under state laws, administrative penalties, and changes to the Company’s procedures for the identification and escheatment of abandoned property. Given the legal and regulatory uncertainty in this area, it is also possible that life insurers, including the Company, may be subject to claims concerning their business practices. Any resulting additional payments or costs could be significant and could have a material adverse effect on the Company’s financial condition or results of operations.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. From time to time, companies may be asked to contribute amounts beyond prescribed limits. The Company cannot predict the amount or timing of any future assessments.

The purchase of life insurance products is limited by state insurable interest laws, which in most jurisdictions require that the purchaser of life insurance name a beneficiary that has some interest in the sustained life of the insured. To some extent, the insurable interest laws present a barrier to the life settlement, or “stranger-owned” industry, in which a financial entity acquires an interest in life insurance proceeds, and efforts have been made in some states to liberalize the insurable interest laws. To the extent these laws are relaxed, the Company’s lapse assumptions may prove to be incorrect.

At the federal level, bills are routinely introduced in both chambers of the United States Congress (“Congress”) that could affect life insurers. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter or a federal presence for insurance, preempting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection and other matters. The Company cannot predict whether or in what form legislation will be enacted and, if so, whether the enacted legislation will positively or negatively affect the Company or whether any effects will be material.

The Company is subject to various conditions and requirements of the Patient Protection and Affordable Care Act of 2010 (“the Healthcare Act”). The Healthcare Act makes significant changes to the regulation of health insurance and may affect the Company in various ways. The Healthcare Act may affect the small blocks of business the Company has offered or acquired over the years that is, or is deemed to be, health insurance. The Healthcare Act may also affect the benefit plans the Company sponsors for employees or retirees and their dependents, the Company’s expense to provide such benefits, the tax liabilities of the Company in connection with the provision of such benefits, and the Company’s ability to attract or retain employees. In addition, the Company may be subject to regulations, guidance or determinations emanating from the various regulatory authorities authorized under the Healthcare Act. The Company cannot predict the effect that the Healthcare Act, or any regulatory pronouncement made thereunder, will have on its results of operations or financial condition.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of Dodd-Frank are or may become applicable to the Company, its competitors or those entities with which the Company does business. Such provisions include, but are not limited to the following: the establishment of consolidated federal regulation, including the imposition of enhanced prudential standards, and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation and standards applicable to broker dealers and investment advisors, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions which restrict the amount of credit that may be extended to a single person or entity.

Dodd-Frank also created the Consumer Financial Protection Bureau (“CFPB”), an independent division of the Department of Treasury with jurisdiction over credit, savings, payment, and other consumer financial products and services, other than investment products already regulated by the United States Securities and Exchange Commission (the “SEC”) or the U.S. Commodity Futures Trading Commission. Certain of the Company’s subsidiaries sell products that may be regulated by the CFPB. In addition, Dodd-Frank includes a new framework of regulation of over-the-counter (“OTC”) derivatives markets which will require clearing of certain types of transactions currently traded OTC by the Company. The new framework could potentially impose additional costs, including new capital, reporting and margin requirements and additional regulation on the Company. Increased margin requirements on the Company’s part, combined with restrictions on securities that will qualify as eligible collateral, could reduce its liquidity and require an increase in its holdings of cash and government securities with lower yields causing a reduction in income. The Company uses derivative financial instruments to mitigate a wide range of risks in connection with its businesses, including those arising from its variable annuity products with guaranteed benefit features. The derivative clearing requirements of Dodd-Frank could increase the cost of the Company’s risk mitigation and expose it to the risk of a default by a clearinghouse with respect to the Company’s cleared derivative transactions.

Numerous provisions of Dodd-Frank require the adoption of implementing rules and/or regulations. The process of adopting such implementing rules and/or regulations have been delayed beyond the timeframes imposed by Dodd-Frank. Until the various final regulations are promulgated pursuant to Dodd-Frank, the full impact of the regulations on the Company will remain unclear. In addition, Dodd-Frank mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, the Company, its competitors or the entities with which the Company does business. Legislative or regulatory requirements imposed by or promulgated in connection with Dodd-Frank may impact the Company in many ways, including but not limited to the following: placing the Company at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for the Company to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, causing historical market behavior or statistics utilized by the Company in connection with its efforts to manage risk and exposure to no longer be predictive of future risk and exposure or otherwise have a material adverse effect on the overall business climate as well as the Company’s financial condition and results of operations.

The Company may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans and individual investors that are governed by the Employee Retirement Income Security Act (“ERISA”). The Department of Labor is currently in the process of re-proposing a rule that would change the circumstances under which one who works with employee benefit plans and Individual Retirement Accounts would be considered a fiduciary under ERISA. Severe penalties are imposed for breach of duties under ERISA and the Company cannot predict the impact that the Department of Labor’s re-proposed rule may have on its operations.

Certain equity and debt securities policies, contracts, and annuities offered by the Company’s subsidiaries are subject to regulation under the federal securities laws administered by the SEC. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions. From time to time, the SEC and the Financial Industry Regulatory Authority (“FINRA”) examine or investigate the activities of broker dealers and investment advisors, including the Company’s affiliated broker dealers and investment advisors. These examinations often focus on the activities of the registered representatives and registered investment advisors doing business through such entities. It is possible that any examination may result in payments of fines and penalties, payments to customers, or both, as well as changes in systems or procedures of such entities, any of which could have a material adverse effect on the Company’s financial condition or results of operations.

The Company may also be subject to regulation by governments of the countries in which it currently, or may in the future, do business, as well as regulation by the U.S. Government with respect to its operations in foreign countries, such as the Foreign Corrupt Practices Act.

Other types of regulation that could affect the Company and its subsidiaries include insurance company investment laws and regulations, state statutory accounting practices, anti-trust laws, minimum solvency requirements, state securities laws, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws, employment and immigration laws (including a recently enacted statute in Alabama where over 50% of the Company’s employees are located), and because the Company owns and operates real property, state, federal, and local environmental laws. Under some circumstances, severe penalties may be imposed for breach of these laws.

The Company cannot predict what form any future changes to laws and/or regulations affecting participants in the financial services sector and/or insurance industry, including the Company and its competitors or those entities with which it does business, may take, or what effect, if any, such changes may have.

SCHEDULE 4.8

SIGNIFICANT SUBSIDIARIES

Name of Significant Subsidiary	State of Incorporation	Percentage Stock Owned by Borrower or Subsidiaries

Protective Life Insurance Company	Tennessee	100%

West Coast Life Insurance Company	Nebraska	100%

APPENDIX A

Revolving Commitment Amounts and Percentages

Institution Name	Revolving Commitment	Revolving Commitment Percentage
Regions Bank	$75,000,000	10.00000000%
Wells Fargo Bank, National Association	$70,000,000	9.33333333%
Barclays Bank PLC	$60,000,000	8.00000000%
Compass Bank	$60,000,000	8.00000000%
U.S. Bank National Association	$60,000,000	8.00000000%
Bank of America, N.A.	$60,000,000	8.00000000%
Fifth Third Bank	$45,000,000	6.00000000%
PNC Bank, National Association	$45,000,000	6.00000000%
The Bank of New York Mellon	$30,000,000	4.00000000%
Branch Banking and Trust Company	$30,000,000	4.00000000%
Cadence Bank, N.A.	$25,000,000	3.33333333%
Synovus Bank	$25,000,000	3.33333333%
First Tennessee Bank National Association	$25,000,000	3.33333333%
IBERIABANK	$25,000,000	3.33333333%
KeyBank National Association	$25,000,000	3.33333333%
The Northern Trust Company	$25,000,000	3.33333333%
SunTrust Bank	$25,000,000	3.33333333%
Comerica Bank	$20,000,000	2.66666667%
Atlantic Capital Bank	$10,000,000	1.33333333%
Bryant Bank	$10,000,000	1.33333333%
TOTAL	$750,000,000	100.00000000%

APPENDIX B

Addresses

Lenders’ Principal Offices

Atlantic Capital Bank

Michelle Beck

3525 Piedmont Rd NE

Bldg 7 suite 510

Atlanta, GA 30305

Tel: 404.995.5801

Fax: 404.995.5804

Email: loanoperations@atlcapbank.com

Bank of America, N.A.

Shailaja Kasiroju

Bank of America N.A.

100 N. Tryon St. 4th Floor

Charlotte, NC 28255-0001

Tel: 415.436.3685 ext. : 65843

Fax: 312.453.4169

Email: shailaja.kasiroju@bankofamerica.com

Barclays Bank PLC

Richard Diomede

70 Hudson, 10th Floor

Jersey City, NJ 07302

Tel: 201.499.2974

Fax: 212.412.7401

Email: richard.diomede@barclays.com

xraGSULoanTradingSet@Barclays.com

Branch Banking and Trust Company

BJ Wilson

271 17th Street NW, Suite 700

Atlanta, GA 30363

Tel: 404.214.3373

Fax: 404.442.5213

Email: bwilson@bbandt.com

Compass Bank

Keri Seadler

24 Greenway Plaza Ste 1400B

Houston, Texas 77046

Tel: 713.968.8234

Fax: 205.524.0385

Email: houstonlargecorpsyndications@bbvacompass.com

The Bank of New York Mellon

Adim Offurum

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Tel: 212.635.6208

Fax: 212.635.8541

Email: adim.Offurum@bnymellon.com

Back-up Contact:

Lizanne Eberle

Tel: 212.635.6475

Fax: 212.635.8541

Email: lizanne.eberle@bnymellon.com

Bryant Bank

Denise Clements

234 Goodwin Crest Drive

Homewood, AL 35209

Tel: 205.912.2023

Fax: 205.945.0545

Email: denise.clements@bryantbank.com

Cadence Bank, N.A.

Debbie Graydon

17 North 20th Street

Birmingham, AL 35203

Tel: 205.488.3313

Fax: 205.488.3320

Email: debbie.graydon@cadencebank.com

Comerica Bank

Emily Purvis

1717 Main Street, 4th Floor

Dallas, TX 75201

Tel: 214.462.4358

Fax: 214.462.4240

Email: ekpurvis@comerica.com

Fifth Third Bank

Donna Borgmann

5050 Kingsley Drive

Cincinnati, OH 45227

Tel: 513.358.7154

Fax: 513.534.3480

Email: donna.borgmann@53.com

First Tennessee Bank National Association

Participation Group

300 Court Ave., 7th Floor

Memphis, TN 38103

Tel: 800.209.9436

Fax: 901.579.3428

Email: participation@ftb.com

IBERIABANK

Jose Gonzalez

11 E. Greenway Plaza Suite 2900

Houston, Texas 77046

Tel: 713.624.7864

Fax: 281.754.4038

Email: clo-houston@iberiabank.com

KeyBank National Association

Phillip Reaves

4900 Tiedeman Road

Brooklyn, OH 44144-2302

Tel: 216.813.4734

Fax: 216.370.6108

Email: phillip_e_reaves@keybank.com

The Northern Trust Company

Lisa DeCristofaro

50 South LaSalle Street

Chicago, IL 60603

Tel: 312.444.2336

Fax: 312.557.1425

Email: lm79@ntrs.com

PNC Bank, National Association

Candice Stewart

Loan Closing Associate

249 Fifth Avenue, One PNC Plaza

Pittsburgh, PA 15222

Tel: 440.546.7443

Fax: 877.733.1117

Email: candice.stewart@pnc.com

Suntrust Bank

Grace Scott

211 Perimeter Center Parkway

Atlanta, GA 30346

Tel: 770.352.5169

Fax: 404.588.4406

Email: Grace.Scott@Suntrust.com

Synovus Bank

Virgie Johnson

800 Shades Creek Parkway

Birmingham, Alabama 35209

Tel: 205.868.4840

Fax: 205.868.4749

Email: virgiejohnson@synovus.com

U.S. Bank National Association

Rachel Beeman
400 City Center

Oshkosh WI 54901

Tel: 920.237.7951

Fax: 920.237.7993
Email: complex_credits_oshkosh@usbank.com

Wells Fargo Bank, National Association

James Carpinelli

1700 Broadway

Denver, CO 80217

Tel: 303.863.5357

Fax: 303.863.2729

Email: denlclnsvmembersyndication@wellsfargo.com

Borrower’s Principal Office

Protective Life Corporation

2801 Highway 280 South

Birmingham, Alabama 35223

Protective Life Insurance Company

2801 Highway 280 South

Birmingham, Alabama 35223